                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
              the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

/x/      Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
/ /      Definitive Information Statement

                            FIRST MEDICAL GROUP, INC.
             -------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/x/No fee required
/ /Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

         (1) Title of each class of securities to which transaction applies:

         -----------------------------

         (2) Aggregate number of securities to which transaction applies:

         -----------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------
         (4) Proposed maximum aggregate value of transaction:

         -----------------------------

         (5) Total fee paid:

         -----------------------------

/ /      Fee paid previously with preliminary materials.
/ /      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         -----------------------------

         (2) Form, Schedule or Registration Statement No.:

         -----------------------------

         (3) Filing Party:

         -----------------------------

        (4) Date Filed:

         -----------------------------

                            FIRST MEDICAL GROUP, INC.
                  1055 Washington Boulevard, Stamford, CT 06901
                                 (203) 327-0900

                              INFORMATION STATEMENT

                                  INTRODUCTION

This Information Statement is being furnished by First Medical Group, Inc., a Delaware corporation, to holders of shares of its common stock, par value $.001. On ____________, 2000, the holders of approximately 52% of our outstanding common stock, consented to the sale to AMCMC Acquisition Corp., a British Virgin Islands corporation, of substantially all of our assets, consisting of all of the shares of ten companies owned by us directly or through one of our wholly-owned subsidiaries, pursuant to an Asset Purchase Agreement, dated as of January 31, 2000, by and between First Medical Group, Inc. and AMCMC Acquisition Corp. The consideration to be paid by AMCMC Acquisition Corp. under the Asset Purchase Agreement is equal to a cash payment of $700,000 and an assumption of $1,249,617 of First Medical Group's liabilities (as at December 31, 1999) and the surrender of 5,754,760 shares of our stock valued as of January 31, 2000 at $.125 per share or an aggregate of $719,345. AMCMC Acquisition Corp. is controlled indirectly by Mr. Dennis A. Sokol, our Chairman of the Board and Chief Executive Officer and other current shareholders of First Medical Group. The shares surrendered in the proposed sale will be those owned by shareholders having a direct or indirect interest in AMCMC Acquisition Corp. In a separate transaction, Crasvitsa, Ltd., a British Virgin Islands corporation, will assume liabilities as at December 31, 1999 in the amount of $934,384 for notes payable and accrued interest. After the proposed sale in completed, we will be left with cash assets of approximately $700,000, and liabilities of $451,155.

This Information Statement is first being mailed to stockholders on or about February 14, 2000, and it is accompanied by a Form 10-K annual report for the fiscal year ended December 31, 1998 and the 10-Q quarterly report for the quarter ended September 30, 1999 attached hereto and incorporated herein as Annex C and Annex D, respectively.

                        THIS IS AN INFORMATION STATEMENT.
                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE NOT REQUESTED TO SEND US A PROXY.

THE PROPOSED SALE IS CONDITIONED UPON, AMONG OTHER THINGS, THE SECURING OF ALL NECESSARY APPROVALS AND CONSENTS. THERE CAN BE NO ASSURANCE THAT THE CONDITIONS TO THE PROPOSED SALE WILL BE SATISFIED OR WAIVED AND THAT THE PROPOSED SALE WILL BE CONSUMMATED. SEE "THE ASSET PURCHASE AGREEMENT--CONDITIONS."

Since the proposed sale involves a sale of assets, all the remaining shareholders will retain their equity interest in First Medical Group, Inc. following the consummation of the sale, and First Medical Group, Inc. will have received the proceeds from the proposed sale. See "The Proposed Sale--Use of Proceeds; Conduct of Business Following the Proposed Sale."

THE INFORMATION CONTAINED REGARDING AMCMC ACQUISITION CORP. AND CRASVITSA LTD." HAS BEEN SUPPLIED BY AMCMC ACQUISITION CORP. AND CRASVITSA LTD. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may inspect and copy the reports, proxy statements and other information filed by us with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and as well as the Commission's Regional Offices. You may also call the Commission at 1-800-SEC-0330 for more information about the public reference room, how to obtain copies of documents by mail or how to access documents electronically on the Commission's Web site at (http://www.sec.gov).

                                TABLE OF CONTENTS
                                                                          Page
INTRODUCTION..................................................................i
AVAILABLE INFORMATION........................................................ii
SUMMARY.......................................................................1
   The Stockholder Consent.....................................................
   The Company.................................................................
   The Proposed Sale...........................................................
THE STOCKHOLDER CONSENT........................................................
THE PROPOSED SALE..............................................................
   Background of the Proposed Sale.............................................
   Approval by the Board of Directors..........................................
   Approval of the Special Committee; Reasons for the Proposed Sale............
   Opinion of the Advisor......................................................
   Certain Tax Consequences....................................................
   Use of Proceeds; Conduct of Business Following the Proposed Sale............
   Interests of Certain Persons in the Proposed Sale...........................
   Accounting Treatment........................................................
   Dissenters' Appraisal Rights................................................
THE ASSET PURCHASE AGREEMENT...................................................
   Assets to be Sold and Liabilities to be Assumed.............................
   Purchase Price..............................................................
   Representations and Warranties and Certain Covenants........................
   Employment and Employee Benefit Plans.......................................
   Conditions..................................................................
   Termination.................................................................
   Indemnification.............................................................
ASSUMPTION BY CRASVITSA LTD. OF THE LEHIGH NOTES...............................
PRO FORMA FINANCIAL INFORMATION................................................
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................
MARKET PRICE DATA..............................................................

ANNEXES
A.   Fairness Opinion of the Advisor...........................................
B.   Asset Purchase Agreement..................................................
C.   Form 10-K Annual Report for fiscal year ended December 31, 1998...........
D.   Form 10-Q Annual Report for fiscal quarter ended September 30, 1999.......

                                     SUMMARY

The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement and the attached Annexes. Unless otherwise defined, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Information Statement. You are urged to read this Information Statement and the Annexes in their entirety.

------------------------------------------------------------------------------

THE STOCKHOLDER CONSENT

     STOCKHOLDER VOTES WILL NOT BE SOLICITED. The General Corporation Law of Delaware allows us to sell all, or substantially all, of our assets as authorized by a resolution adopted by the holders of the majority of our outstanding stock entitle to vote thereon. Dennis A. Sokol, SAJH Partners, Generale de Sante and Elena Korchagina, who together own approximately 52% of our stock, intend to consent in writing to the adoption of the Asset Purchase Agreement and therefore, no vote of any other stockholder is necessary and stockholder votes are not being solicited. See "The Stockholder Consent."

THE COMPANY

     FIRST MEDICAL GROUP, INC. We own and operate medical clinics in Eastern Europe. Through our subsidiary management company, American Medical Centers Management Company, Ltd. ("AMC"), we own and operate outpatient and ancillary healthcare facilities modeled after the American healthcare system. AMC's healthcare facilities are currently structured as "A," "B," or "C" type facilities. The "C" type facility is a full service outpatient primary care center with those services provided as listed below, dependent upon both market and demand. The "B" type clinic is similar to a "C" model but with increased diagnostics, inpatient care facilities and between ten to fifteen overnight medical beds. The "A" type facility provides both inpatient and outpatient care with 50 to 300 medical beds.

     Our services include but are not limited to: trauma and emergency care, general practice, family practice, full diagnostics, radiology, pharmacy, dentistry, pathology, psychiatry and most specialty groups such as cardiology, pediatrics, oncology, gynecology, orthopedics, and dermatology. We strive to deliver a comprehensive range of medical services to meet the specific needs of our clients in each of our unique markets. We employ American board certified doctors, nurses, and ancillary personnel. Nationals are also employed after being fully credentialed.

------------------------------------------------------------------------------

     Through our subsidiaries, we currently operate five "C" locations in Moscow, Russia; St. Petersburg, Russia; Kiev, Ukraine; Prague in the Czech Republic; and Warsaw, Poland.

THE PROPOSED SALE

     BACKGROUND OF THE PROPOSED SALE. Our business is derived primarily from the operations of our subsidiaries in Russia and the Ukraine, and lending institutions are reluctant to invest in these markets because of economic conditions. Plans to build two "A" facilities in Moscow and Warsaw and two additional "B" facilities have been cancelled because of our inability to obtain the necessary financing. Likewise, our plans calling for additional upgrades of current facilities in Eastern Europe and Middle Asia, and expansion to the Middle East, Latin America, and the Pacific Basin have been tabled because management has determined that it is unlikely that we will be able to obtain the needed financing.

     Our sole remaining construction project is a "B" facility which is completing construction in Moscow, Russia which is scheduled to open in the 1st quarter of 2000. We have been unable to obtain financing for completion of construction of our Moscow facility, and we have therefore been required to expend our own cash and working capital and borrow from shareholders and related parties. These loans have been necessary to obtain operating funds before our cash reserves were depleted.

     To date, we remain unable to obtain the necessary financing to support our remaining construction project, and we have expended our own capital to the extent that we no longer have sufficient cash on hand to sustain and continue our operations. In addition, anticipated losses for the quarter ending December 31, 1999, as projected, will eliminate our net stockholders' equity. Our Chairman of the Board and Chief Executive Officer, Mr. Dennis Sokol loaned us $300,000 in late 1999. In addition, Mr.. Sokol recently exercised, at $.125 per share, warrants for the purchase of 1,500,000 shares of our common stock in consideration of (i) his assumption of accounts payable of First Medical Group aggregating $125,000, and (ii) payment to First Medical Group of $62,500 in cash. The Board of Directors has therefore found it to be in the best interest of First Medical Group to complete the proposed sale as soon as practicable.

------------------------------------------------------------------------------

THE PROPOSED SALE, CONTINUED

         INDEPENDENT SPECIAL COMMITTEE. The Board of Directors believes that the proposed sale is in the best interests of First Medical Group, Inc., and has approved the proposed sale. The Board of Directors' approval of the proposed sale is based upon a number of factors described in this Information Statement, including the recommendation of the Independent Special Committee and the Advisor. Mr. Dennis A. Sokol, Chairman of the Board and Chief Executive Officer, controls a company which owns the majority of AMCMC Acquisition Corp. Since Mr. Sokol therefore has a direct interest in the proposed sale, the Board created an Independent Special Committee to review and approve any actions to be taken by us regarding the proposed sale in order to make an objective determination that the sale is in the best interest of First Medical Group. See "The Proposed Sale -- Approval by the Special Committee; Reasons for the Proposed Sale" and "The Proposed Sale--Interests of Certain Persons in the Proposed Sale."

         THE ADVISOR. The Special Committee appointed Mercer Capital Management, Inc. of Memphis, Tennessee as the Advisor in assessing the fairness of the consideration, from a financial point of view, to First Medical Group of the proposed sale of substantially all of our operating assets to AMCMC, and to render an opinion as to the fairness from a financial point of view of the consideration to be received by us pursuant to the Asset Purchase Agreement. After reviewing the fairness opinion of the Advisor, the Special Committee approved proceeding with the proposed sale. See "The Proposed Sale -- Approval by the Board of Directors, -- Approval of the Special Committee; Reasons for the Proposed Sale, -- Opinion of the Advisor," and the Opinion of the Advisor at Annex A.

         CERTAIN TAX CONSEQUENCES. The proposed sale will be a taxable transaction to us for United States Federal income tax purposes. However, because of net operating loss carry-forwards, we anticipate that there will be no taxes due as a result of the proposed sale. See "The Proposed Sale --- Certain Tax Consequences."

         USE OF PROCEEDS; CONDUCT OF BUSINESS FOLLOWING THE PROPOSED SALE. The proceeds from the proposed sale will be used to repay outstanding indebtedness of First Medical Group in the amount of $450,000 representing accrued liabilities and accounts payable, and the balance of the

------------------------------------------------------------------------------

         proceeds will be used by us as working capital to sustain us until a strategic partner or other investor is identified. Following the proposed sale, we will have no income-generating assets, but will have continued operating expenses. After the sale, we intend to work with qualified financial and management advisors to identify and secure a strategic partner or other investor for First Medical Group in an effort to maximize value for the shareholders of First Medical Group. See "The Proposed Sale-- Use of Proceeds; Conduct of Business Following the Proposed Sale."

         INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE. The major stockholders of AMCMC Acquisition Corp. are The Falcon Group, Inc., a Cayman Islands company, Generale de Sante, a European company, and Ms. Elena Korchagina, a private individual. The Falcon Group, Inc. owns 82% of the stock of AMCMC Acquisition Corp., and is owned by the family of Mr. Dennis A. Sokol. Mr. Sokol is presently Chief Executive Officer and Chairman of the Board of First Medical Group. Mr. Sokol, together with SAJH Partners, of which Mr. Sokol is a general partner, own 32.6% of our common stock. Generale de Sante owns 15% of AMCMC Acquisition Corp and 18.5% of our common stock. Ms. Korchagina owns 3% of AMCMC Acquisition Corp and .9% of our common stock. At the closing of the proposed sale, Mr. Sokol will resign all his positions with us and surrender all of his direct or indirect interest in First Medical Group, including his outstanding stock and all of the outstanding stock of SAJH Partners, along with any options and warrants for the acquisition of our common stock. Likewise, at the closing of the sale, Generale de Sante and Ms. Korchagina will surrender for cancellation their shares of stock. See "The Proposed Sale -- Interests of Certain Persons in the Proposed Sale"

         As part of the proposed sale, Crasvitsa Ltd., a British Virgin Islands company controlled by Mr. Sokol, will assume notes payable by First Medical Group in the principal amount of $390,000 and accrued interest, which equaled $934,384 as of December 31,1999. See "The Proposed Sale -- Interests of Certain Persons in the Proposed Sale" and "Assumption by Crasvitsa Ltd. of the Lehigh Notes."

         DISSENTERS' APPRAISAL RIGHTS. The General Corporation Law of Delaware does not provide dissenters' appraisal

------------------------------------------------------------------------------

         rights to stockholders in the event of a sale of assets. See "The Proposed Sale -- Dissenters' Appraisal Rights."

THE ASSET PURCHASE AGREEMENT

         ASSETS TO BE SOLD AND LIABILITIES TO BE ASSUMED. We have agreed to sell to AMCMC Acquisition Corp. substantially all of our assets and intellectual property, which constitute all of our business relating to our international division consisting of the stock of ten of our directly or indirectly wholly-owned subsidiaries. Pursuant to the Asset Purchase Agreement, AMCMC Acquisition Corp. will assume and thereafter be responsible for paying and satisfying certain of the Company's liabilities. Assumed liabilities as at December 31, 1999 will total $1,249,617 ( taking into consideration the accounts payable assumed on exercise by Mr. Sokol of warrants for the purchase of 1 million shares of our stock), consisting of $149,567 in accounts payable, $433,550 in liabilities relating to discontinued operations and $666,500 in notes payable to certain shareholders and related parties. See "The Asset Purchase Agreement -- Assets to be Sold and Liabilities to be Assumed" and the Asset Purchase Agreement at Annex B.

         As part of the proposed sale, Crasvitsa Ltd., a British Virgin Islands company controlled by Mr. Sokol, will assume a notes payable by First Medical Group in the principal amount of $390,000 and accrued interest which equaled $934,384 as of December 31, 1999. See "Assumption by Crasvitsa Ltd. of the Lehigh Notes."

         PURCHASE PRICE. The Asset Purchase Agreement provides for consideration to be delivered to us at the closing of $700,000 in cash (after reducing the $1,000,000 purchase price by $300,000 to be repaid to Mr. Sokol), the surrender of 5,754,760 shares of stock held by Mr. Sokol, SAJH Partners, General de Sante and Elena Korchagina having a value as at January 31, 2000 of $.125 per share or an aggregate of $719,345 and assumption of $1,249,617 in liabilities. First Medical Group will be left with cash in the amount of approximately $700,000, and liabilities totaling $451,155.

         CONDITIONS TO THE PROPOSED SALE. The obligations of First Medical Group to consummate the proposed sale are subject to the satisfaction or waiver of certain conditions customary to a transaction of this nature, including, among others, the occurrence of certain events described in "The Asset Purchase Agreement-Conditions."

------------------------------------------------------------------------------

         TERMINATION. The Asset Purchase Agreement may be terminated and abandoned at any time prior to the Closing Date under certain circumstances upon written notice by either AMCMC or First Medical Group, or by mutual written consent of AMCMC and First Medical Group. See "The Asset Purchase Agreement--Termination."

                             THE STOCKHOLDER CONSENT

Section 271 of the General Corporation Law of Delaware permits a Delaware corporation to sell all, or substantially all, of its assets as its Board of Directors deems expedient and in the best interests of the Company, when and as authorized by a resolution adopted by the holders of a majority of the outstanding stock of the Company entitled to vote thereon. Dennis A. Sokol, SAJH Partners, Generale de Sante, and Elena Korchagina together own approximately [52]% of our outstanding common stock. In order to satisfy a condition to the closing of the Asset Purchase Agreement, these majority shareholders intend to consent in writing to the adoption of the Asset Purchase Agreement pursuant to
Section 271 of the General Corporation Law of Delaware. Accordingly, no vote oF any other stockholder is necessary and stockholder votes are not being solicited

                                THE PROPOSED SALE

BACKGROUND OF THE PROPOSED SALE

Our inability to borrow money to sustain a construction project in Moscow that is nearing completion has resulted in severe cash flow difficulties for First Medical Group, and it is because of these difficulties that the Board of Directors has determined that it is in our best interest to proceed with the proposed sale as quickly as possible. Our business is derived primarily from the operations of our subsidiaries in Russia and the Ukraine. Currently, lending institutions are reluctant to invest in these markets because of economic conditions and we have therefore been unable to obtain financing for expansion or construction.

AMC's healthcare facilities are currently structured as "A," "B," or "C" type facilities. The "C" type facility is a full service outpatient primary care center with those services provided as listed below, dependent upon both market and demand. The "B" type clinic is similar to a "C" model but with increased diagnostics, inpatient care facilities and between ten to fifteen overnight medical beds. The "A" type facility provides both inpatient and outpatient care with 50 to 300 medical beds. We currently operate five "C" locations in Moscow, Russia; St. Petersburg, Russia; Kiev, Ukraine; Prague in the Czech Republic; and Warsaw, Poland. Plans to build two "A" facilities in Moscow and Warsaw and two additional "B" were cancelled because of our inability to obtain the necessary financing. Likewise, future plans calling for additional upgrades of current facilities in Eastern Europe and Middle Asia, and expansion to the Middle East, Latin America, and the "Pacific Basin" have been tabled because management has determined that it is unlikely that we will be able to obtain the needed financing. Our sole remaining construction project is a "B" facility which is completing construction in Moscow, Russia and which is scheduled to open in the first quarter of 2000.

Because of our inability to obtain financing for the construction of our "B" facility, we were required to expend virtually all of our cash and own working capital and borrow money from our shareholders and related parties. Effective October 1, 1999, we entered into an agreement with certain shareholders and related parties to borrow $655,000. The agreement provides that we will repay these borrowings on a monthly basis over a 3 year period with 9% interest per annum.

In exchange for providing these funds to us, we issued 1,637,500 of warrants which may be exercised at $.25 per share of our common stock.

At a special meeting held on November 12, 1999, the Board of Directors approved an additional borrowing of $300,000 from Mr. Dennis A. Sokol, Chairman of the Board and Chief Executive Officer of the Company, to be repaid by us in 36 equal monthly installments with level principal and interest at an interest rate of 9% per annum. The Board found that the loan was necessary because our construction project commitment was critical, making it necessary to obtain operating funds before our cash reserves were depleted. This loan is to be repaid by reducing the purchase price of $1,000,000 to be paid in connection with the proposed sale by $300,000.

To date, we remain unable to obtain the necessary financing to support our remaining construction project, and we have expended our own capital to the extent that we no longer have sufficient cash on hand to sustain and continue our operations. Projected revenues for the 4th quarter of 1999 are down approximately $450,000 or 16.7% from last year. As a result, expected losses for the quarter will eliminate our net stockholder equity, which, as of September 30, 1999, was $703,000. Recently, Mr. Sokol found it necessary to provide us with an additional $62,500 in cash in order for us to sustain our operations and, for such consideration, exercised warrants for the purchase of 500,000 shares of our common stock. The Board of Directors has therefore found it to be in the best interest of First Medical Group to complete the sale as soon as practicable.

APPROVAL BY THE BOARD OF DIRECTORS

The Board of Directors believes that the proposed sale is expedient and in the best interests of First Medical Group and its stockholders, and has approved the proposed sale. The Board of Directors' approval of the proposed sale is based upon a number of factors, including the recommendation of the Independent Special Committee and the Advisor. Mr. Dennis A. Sokol, Chairman of the Board and Chief Executive Officer, controls a company which owns the majority of AMCMC Acquisition Corp. Since Mr. Sokol therefore has a direct interest in the proposed sale, the Board created an Independent Special Committee to review and approve any actions to be taken by us regarding the proposed sale in order to make an objective determination that the sale is in the best interest of First Medical Group. See "The Proposed Sale -- Approval by the Special Committee; Reasons for the Proposed Sale" and "The Proposed Sale--Interests of Certain Persons in the Proposed Sale."

The Board and the Independent Committee considered the following factors:

1. The fact that our current cash flow situation renders continued operation of First Medical Group impracticable, and that both the Board and the Independent Committee recognize the need to act quickly in order to retain any shareholder value.

2. Current industry, economic and financial market conditions relating to First Medical Group, as well as its financial condition, assets, liabilities, businesses and operations, both on a historical and prospective basis as reflected in the Opinion of the Advisor. See Opinion of the Advisor at Annex A.

3. The results of our efforts to identify alternatives with respect to the proposed sale, including but not limited to extensive efforts to secure financing, liquidation, "going private", the unavailability of any other prospective purchaser and taking into consideration the availability of the prospective buyer, it was the Board of Directors' judgment that a disposition of our assets on terms more favorable to First Medical Group and its stockholders than the proposed sale would not be likely

4. The proposed terms and structure of the proposed sale, including the terms of the Asset Purchase Agreement, AMCMC Acquisition Corp.'s desire to acquire the assets and its unwillingness to acquire First Medical Group as a whole. See "The Asset Purchase Agreement--Indemnification."

5. Our ability to utilize the net cash proceeds received from the proposed sale to repay indebtedness and still maintain sufficient working capital to identify and secure a strategic partner or other investor to operate First Medical Group and maximize value for our shareholders. See "Use of Proceeds; Conduct of Business Following the Proposed Sale."

After the proposed sale in completed, we will be left with cash assets of approximately $700,000 and liabilities as at December 31, 1999 of $451,155, consisting of $312,541 in accrued liabilities, $108,614 in accounts payable, and $30,000 in liabilities relating to discontinued operations. A material disadvantage of the proposed sale is that First Medical Group will be divested of all of its revenue-producing assets. However, the Board of Directors has concluded, after due consideration of the proposed sale and alternatives to it, that there is no practical alternative to the proposed sale that would yield better value for the shareholders. Although revenue was generated by the assets, continuing losses were substantial due to our inability to obtain financing for the construction in Moscow of the "B" facility, and the resulting cash flow crisis, and management believes that the proposed sale will serve First Medical Group and its shareholders by retaining some shareholder value. Following the proposed sale, net stockholder equity is anticipated to go from a deficit position to approximately $250,000.

In view of the variety of factors considered in connection with its evaluation of the proposed sale, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

APPROVAL OF THE SPECIAL COMMITTEE

On November 10, 1999, Mr. Sokol, on behalf of AMCMC Acquisition Corp., submitted an offer to the Board of Directors of First Medical Group to purchase substantially all of our assets. At a special meeting held on November 12, 1999, the Board created an Independent Special Committee consisting of non-interested directors Richard A. Berman (chairperson), Bernard Fishman and Dr. Armin Weinberg and authorized them to consider and negotiate with our management the terms of the proposed sale. No actions were or are to be taken by First Medical Group in connection with the proposed sale unless reviewed and approved by the Special Committee. The Special Committee then held a separate meeting in which they retained Patton Boggs LLP as special counsel and appointed Mercer Capital Management, Inc. of Memphis, Tennessee (the "Advisor") to assess the fairness to First Medical Group of the proposed sale. On

January 27, 2000 after reviewing the fairness opinion of the Advisor, together with the financial condition of First Medical Group, the Special Committee approved proceeding with the proposed sale.


OPINION OF THE ADVISOR

The Advisor was engaged by us as our independent financial advisor in assessing the fairness of the price, from a financial point of view, to First Medical Group of the proposed sale transaction in which we would sell substantially all of our operating assets to the AMCMC Acquisition Corp., and to render an opinion as to the fairness from a financial point of view of the consideration to be received by us pursuant to the Asset Purchase Agreement. The Advisor has delivered to the Board of Directors its opinion to the effect that, as of the date of its opinion and subject to the assumptions made, matters considered and limits of the review undertaken, as set forth in such opinion, the consideration to be received by First Medical Group pursuant to the proposed sale is fair from a financial point of view.

A copy of the opinion of the Advisor is attached to this Information Statement as Annex A. The attached opinion sets forth the assumptions made, matters considered, qualifications to the opinion, the scope and limitations of the review undertaken and procedures followed by the Advisor and should be read in its entirety. See "The Proposed Sale--Opinion of Advisor."

The following is a summary of the Advisor's opinion. In connection with preparing its opinion the Advisor reviewed a number of documents, including:

[LIST OF DOCUMENTS AND SUMMARY OF ADVISOR'S OPINION TO BE PROVIDED]

This analysis was presented to the Board of Directors of First Medical Group.

Pursuant to the terms of the Advisor's engagement, we agreed to pay the Advisor a fee for rendering a fairness opinion in connection with the proposed sale. The Advisor's aggregate fee for rendering the fairness opinion in connection with the proposed sale will be approximately $25,000.

CERTAIN TAX CONSEQUENCES.

The proposed sale will be a taxable transaction to the Company for United States Federal income tax purposes. However, because of net operating loss carry-forwards, the Company anticipates that there will be no taxes due as a result of the proposed sale.

USE OF PROCEEDS; CONDUCT OF BUSINESS FOLLOWING THE PROPOSED SALE.

After the proposed sale in completed, we will be left with cash assets of approximately $700,000 and liabilities as at December 31, 1999 of $451,155.
The proceeds from the proposed sale will be used to pay obligations of First Medical Group, both currently due and owing, and as they come due in the future, and to sustain us until we can identify and secure a strategic partner or other investor. Following the proposed sale, First Medical Group will have no income-generating assets, but will have continued expenses of operation. The Board of Directors believes that, with at least some cash and a net positive stockholder equity, the Company is positioned to identify a strategic partner. The Special Committee is evaluating several alternatives, including, without limitation, possible business combinations and the retention of qualified management to operate First Medical Group while seeking strategic partners or other investors.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE

The major stockholders of AMCMC Acquisition Corp. are the The Falcon Group, Inc., a Cayman Islands company, Generale de Sante, a European company, and Ms. Elena Korchagina, a private individual. The Falcon Group, Inc. owns 82% of the stock of AMCMC Acquisition Corp., and is owned by the family of Mr. Dennis A. Sokol. Mr. Sokol is presently Chief Executive Officer and Chairman of the Board of First Medical Group. Mr. Sokol, together with SAJH Partners, of which Mr. Sokol is a general partner, own 32.6% of our common stock. Generale de Sante is a leading private hospital group in France which owns 15% of AMCMC Acquisition Corp. and 18.5% of our common stock. Ms. Korchagina owns 3% of AMCMC Acquisition Corp. and .9% of our common stock. At the closing of the proposed sale, Mr. Sokol will resign all positions with us and surrender all of his direct or indirect interest in First Medical Group, including his outstanding stock and all of the outstanding stock of SAJH Partners, including any options and warrants. Likewise, at the closing of the sale, Generale de Sante and Ms. Korchagina will surrender for cancellation their shares of stock.

Also, at the closing of the sale Mr. George Rountree will tender his resignation and tender for cancellation any and all stock, options or warrants that he holds.

In a separate transaction, Crasvitsa Ltd., a British Virgin Islands company controlled by Mr. Sokol, will assume a notes payable by First Medical Group in the principal amount of $390,000 and accrued interest which equaled $934,384 as of September 30,1999. See "Assumption by Crasvitsa Ltd. of the Lehigh Notes."

ACCOUNTING TREATMENT

In accordance with GAAP, the results of our business will be included in the our results through the Closing Date. Any gain or loss on the disposition will be recognized as of the date the proposed sale is closed.

DISSENTERS' APPRAISAL RIGHTS

Pursuant to the General Corporation Law of Delaware, holders of shares of Common stock are not entitled to rights of appraisal in connection with a sale of assets.

                          THE ASSET PURCHASE AGREEMENT

Although we believe that the following summary describes the material terms and conditions of the Asset Purchase Agreement, the summary is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached as Annex B to this Information Statement and is incorporated herein by reference. Terms which are not otherwise defined in this summary have the meaning set forth in the Asset Purchase Agreement

ASSETS TO BE SOLD AND LIABILITIES TO BE ASSUMED

We have agreed to sell to AMCMC Acquisition Corp. substantially all of our assets and intellectual property, which constitute our business relating to our international operations. The following assets will be sold or transferred by us to AMCMC Acquisition Corp. pursuant to the Asset Purchase Agreement:

(1) All of the issued and outstanding shares of common stock of American Medical Centers Management Company, Ltd., a British Virgin Islands company, which shares are, owned by First Medical Group International, Ltd. a wholly-owned subsidiary of First Medical Group. American Medical Centers Management Company in turn owns, directly or indirectly, all of the issued and outstanding shares of the following entities:

         (a) American Medical Clinics Moscow, Inc., a Cayman Islands corporation.

         (b) American Medical Clinics, Inc., a Russian joint venture corporation, all of whose outstanding shares are owned by American Medical Clinics Moscow, Inc.

         (c) American Medical Clinics - St. Petersburg Ltd., a British Virgin Islands corporation.

         (d) American Medical Clinics - St. Petersburg Ltd., a Russian joint venture corporation, all of whose outstanding shares are owned by said BVI corporation.

         (e) American Medical Clinics - Kiev, a Ukranian joint venture corporation, all of whose outstanding shares are owned by said BVI corporation.

         (f)      American Medical Centers - Warsaw z.o.o. (Poland).

         (g)      American Medical Centers - Prague s.r.o. (Czechoslovakia).

         (h) American Hospital of Moscow Management Company, Ltd., a British Virgin Islands corporation.

         (i)      American Multiprofile Clinic, Inc. (Russia).

(2) All of our right, title and interest in and to any intellectual property relating to American Medical Centers Management Company, Ltd. and its subsidiaries, including, without limitation, our pending application to the U.S. Patent and Trademark Office for trademark of "American Medical Center", "AMC" and related logo design.

(3) Insurance coverage carried as of the Closing Date by us with respect to all of the acquired assets and the assumed liabilities, as in effect on the Closing Date.

(4) All of our right, title and interest in and to the furniture and fixtures listed on Schedule 1 of the Asset Purchase Agreement at Annex B.


Pursuant to the Asset Purchase Agreement, AMCMC Acquisition Corp. will assume and thereafter be responsible for paying and satisfying certain of First Medical Group's liabilities. Assumed liabilities will include as at December 31, 1999 $149,567 in accounts payable, $433,550 in liabilities relating to discontinued operations and $666,500 in notes payable to certain shareholders and related parties. The notes payable to certain shareholders and related parties are as follows:

- $500,000 owed to American Medical Centers, Inc., an entity controlled by Mr. Sokol;
- $166,500 owed to the Equity Group, an investor relations firm, and other shareholders;

At closing, and as a result of a separate agreement between Crasvitsa Ltd. and First Medical Group, Crasvitsa will assume notes payable and accrued interest of First Medical Group in the amount as at December 31, 1999 of $934,384. See "Assumption by Crasvitsa Ltd. of the Lehigh Notes."

After the proposed sale in completed, we will be left with cash assets of approximately $700,000 and liabilities as at December 31, 1999 of $451,155, consisting of $312,541 in accrued liabilities, $106,114 in accounts payable, and $30,000 in liabilities relating to discontinued operations.

PURCHASE PRICE

The Asset Purchase Agreement provides for consideration, to be delivered by AMCMC Acquisition Corp. to First Medical Group at the Closing, consisting of $700,000 in cash (after reduction of the $1,000,000 purchase price by repayment of Mr. Sokol's loan), the surrender and cancellation of 5,754,760 shares of stock, together with the cancellation of all outstanding options and warrants issued to Mr. Sokol and Mr. George Rountree, who will resign as director and officer of FMG at closing, having a value of $719,345, and $1,249,617 in liabilities of First Medical Corp. assumed.

The closing will take place on that date and time as First Medical Group and AMCMC Acquisition Corp. mutually agree that all conditions precedent to the obligations of the parties under the Asset Purchase Agreement have been met. See "--Conditions."

REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

The Asset Purchase Agreement contains various customary representations and warranties of the parties to the agreement. These include representations and warranties by us as to our: (a) corporate organization; (b) authority; (c) noncontravention of law; (d) broker fees; (e) title to tangible assets; (f) financial statements; (g) events subsequent to balance sheet date; (h) legal compliance; (i) intellectual property; (j) contracts; (k) litigation; (l) environmental matters; (m) tax matters; (n) no barter receivables or obligations; (o) sufficiency of acquired assets; and (p) disclaimer of other representations and warranties. AMCMC Acquisition Corp.'s representations and warranties include those as to (a) corporate organization; (b) authority, (c) absence of violation of law; and (d) brokers and finders.

EMPLOYMENT AND EMPLOYEE BENEFIT PLANS

The majority of the employees affected by the proposed sale will no longer be employed by FMG or our subsidiaries effective as of the close of business on the closing date, and will maintain a level of compensation and benefits and on other terms and conditions of employment substantially similar to each such employee's existing arrangements with us. First Medical Group is presently not party to any employee benefit plans.

CONDITIONS

The obligations of First Medical Group to consummate the proposed sale are subject to the following conditions:

         (i) the representations and warranties set of AMCMC Acquisition Corp. set forth in the Asset Purchase Agreement are true and correct as of the closing date;

         (ii) AMCMC Acquisition Corp. shall have performed and complied with all of its covenants through the closing;

         (iii) there is no injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by the proposed sale;

         (iv) AMCMC Acquisition Corp. shall have delivered a certification that certain conditions have been complied with;

         (v) Both AMCMC Acquisition Corp. and First Medical Group shall have received any required authorizations, consents, and approvals of governments and governmental agencies;

         (vi) First Medical Group shall have received from AMCMC Acqisition Corp. and Crasvista, Ltd. certain Assignments and Assumptions in the prescribed form;

         (vii) First Medical Group shall have received from Dennis A. Sokol a resignation as director and officer and the Mutual Release in the prescribed form;

         (viii) AMCMC Acquisition Corp. shall have received all material third-party consents and approvals necessary for the purchase and transfer of the assets;

         (ix) no statute, rule or regulation or order or injunction of any court or administrative agency shall be in effect which prohibits First Medical Group from consummating the transactions contemplated by the Asset Purchase Agreement;

         (x) there shall not be any material action, suit or proceeding pending or threatened that seeks to prohibit the consummation of the transactions contemplated by the Asset Purchase Agreement; and

         (xi) all actions to be taken by AMCMC Acquisition Corp. in connection with consummation of the transactions contemplated by the Asset Purchase Agreement and all certificates, instruments, and other documents required to effect the transactions are satisfactory in form and substance to First Medical Group.

The obligation of AMCMC Acquisition Corp. to consummate the proposed sale are subject to the following conditions:

         (i) the representations and warranties of First Medical Group set forth in the Asset Purchase Agreement are true and correct as of the closing date;

         (ii) First Medical Group and its subsidiaries shall have performed and complied with all of its covenants in the Asset Purchase Agreement through the closing;

         (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by the Asset Purchase Agreement;

         (iv) First Medical Group shall have delivered to AMCMC Acquisition Corp. a certificate to the effect that certain of the conditions specified in the Asset Purchase Agreement are satisfied;

         (v) First Medical Group and AMCMC Acquisition Corp. shall have received all other necessary authorizations, consents, and approvals of governments and governmental agencies;

         (vi) AMCMC Acquisition Corp. shall have received certain Assignments and Assumptions in the prescribed form;

         (vii) AMCMC Acquisition Corp. shall have received First Medical Group the Mutual Release in the prescribed form;

         (viii) AMCMC Acquisition Corp. shall have received all material third-party consents and approvals necessary for the purchase and transfer of the assets;

         (ix) no statute, rule or regulation or order or injunction of any court or administrative agency shall be in effect which prohibits First Medical Group from consummating the transactions contemplated by the Asset Purchase Agreement;

         (x) there shall not be any material action, suit or proceeding pending or threatened that seeks to prohibit the consummation of the transactions contemplated by the Asset Purchase Agreement;

         (xi) all actions to be taken by AMCMC Acquisition Corp. in connection with consummation of the transactions contemplated by the Asset Purchase Agreement and all certificates, instruments, and other documents required to effect the transactions contemplated by the Asset Purchase Agreement will be satisfactory in form and substance to AMCMC Acquisition Corp; and

         (xii) from the time of the execution of the Asset Purchase Agreement up to the closing, there shall not have occurred a material or adverse change in First Medical Group or its business or financial condition.

TERMINATION

AMCMC Acquisition Corp. and First Medical Group may terminate the Asset Purchase Agreement by mutual written consent at any time prior to the closing.

AMCMC Acquisition Corp. may terminate the Asset Purchase Agreement by giving written notice to First Medical Group at any time prior to the closing in the event First Medical Group has given any notice of a development causing a breach of its representations and warranties and the development has had a material adverse effect upon the financial condition of First Medical Group and First Medical Group Subsidiaries, taken as a whole, or the notice from First Medical Group relates to a breach or breaches not caused or brought about by First Medical Group and the notice gives AMCMC Acquisition Corp. an option to terminate even if the development does not have a material adverse effect upon the financial condition of First Medical Group and First Medical Group Subsidiaries, taken as a whole.

AMCMC Acquisition Corp. may terminate the Asset Purchase Agreement by giving written notice to First Medical Group at any time prior to the closing in the event First Medical Group has breached any material representation, warranty, or covenant contained in the Asset Purchase Agreement in any material respect, AMCMC Acquisition Corp. has notified First Medical Group of the breach, and the breach has continued without cure for a period of 30 days after the notice.

First Medical Group may terminate the Asset Purchase Agreement by giving written notice to AMCMC Acquisition Corp. at any time prior to the closing in the event AMCMC Acquisition Corp. has breached any material representation, warranty, or covenant contained in the Asset Purchase Agreement in any material respect, First Medical Group has notified AMCMC Acquisition Corp. of the breach, and the breach has continued without cure for a period of 30 days after the notice.

INDEMNIFICATION

Pursuant to the Asset Purchase Agreement, First Medical Group has agreed to indemnify AMCMC Acquisition Corp. in the event that First Medical Group breaches any of its representations, warranties, and covenants contained in the Asset Purchase Agreement and AMCMC Acquisition Corp. makes a written claim for indemnification against First Medical Group, or for adverse consequences to AMCMC Acquisition Corp. arising as a result of any liability of First Medical Group which is not assumed by AMCMC Acquisition Corp.

Likewise, AMCMC Acquisition Corp. has agreed to indemnify First Medical Group in the event AMCMC Acquisition Corp. breaches any of its representations, warranties, and covenants contained in the Asset Purchase Agreement, and First Medical Group makes a written claim for indemnification, or for adverse consequences to First Medical Group arising as a result of any liability of First Medical Group arising after the closing date which is an assumed liability or which relates in any way to the assets acquired by AMCMC Acquisition Corp.

                ASSUMPTION BY CRASVITSA LTD. OF THE LEHIGH NOTES

At closing, and as a result of a separate agreement between Crasvitsa Ltd. and First Medical Group, Crasvitsa Ltd. will assume notes payable by FMG having an outstanding principal value and accrued interest in the amount as at December 31, 1999 of $934,384. Crasvitsa Ltd. is a British Virgin Islands corporation controlled by Mr. Sokol. (See "The Proposed Sale -- Interests of Certain Persons in the Proposed Sale.") These notes reflect indebtedness issued in 1991 by us prior to our reorganization in 1997 as The Lehigh Group, Inc.

We are in default in the payment of interest (approximately $544,384 interest was past due as of December 31, 1999) and principal of $390,000 on 13 1/25 Senior Subordinated Notes due May 15, 1998 and 14 7/8% Subordinated Debentures due October 15, 1995. We have been unable to locate the holders of the 13 1/2% Notes and 14 7/8% Debentures (with the exception of certain of the 14 7/8% Debentures, which were retired during 1996).

During 1999, we reviewed the legal status of the matter to determine our obligation to repay the Lehigh Notes and their accrued interest, given that we have been unable to locate the holders of these notes and debentures.. In our Form 10-Q quarterly report for the period ending September 30, 1999, we recorded as a write-off past due accrued interest of $254,000, net of taxes of $170,000, on the 13 1/2% Senior Subordinated Notes and 14 7/8% Subordinated Debentures as extraordinary income. The write-off of past due accrued interest reflects our view that this obligation is no longer a liability of First Medical Group since the statute of limitations has expired in which a claim based upon such notes and debentures could have been presented.


                         PRO FORMA FINANCIAL INFORMATION

    The following tables set forth pro forma consolidated financial information of First Medical Group for the nine months ended September 30, 1999. The unaudited pro forma consolidated balance sheet gives pro forma effect to the proposed sale as if such transactions had been consummated on September 30, 1999. The unaudited pro forma consolidated financial information has been prepared on the basis that First Medical Group would have received cash consideration of $700,000 from the proposed sale. See "The Asset Purchase Agreement--Purchase Price."

    The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma consolidated financial information does not necessarily reflect the financial position or results of operations of First Medical Group that actually would have resulted had the transactions described above been consummated as of the date or for the period indicated, or to project First Medical Group's financial position or results of operations at any future date or for any future period. The pro forma consolidated financial information should be read in conjunction with First Medical Group's Financial Statements for the years ended December 31, 1998, and for the nine months and three months ended September 30, 1999 and the Notes thereto incorporated by reference in this Information Statement.

FIRST MEDICAL GROUP, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 1999
(IN THOUSANDS)


                                                      Unaudited
                                                      Historical         Adjustments to       Pro Forma
                                                  September 30, 1999      Record Sale        as Adjusted
                                                  ------------------      -----------        -----------
ASSETS
Current assets:
Cash                                                    $610              $  (258) (1)         $1,352
                                                                            1,000  (1)
Accounts receivable                                      533                 (533) (1)             --
Inventories                                              105                 (105) (1)             --
Prepaid expenses and other current assets                493                 (493) (1)             --
                                                      ------              -------             -------
     Total current assets                              1,741                 (389)              1,352

Property and equipment                                 1,293               (1,293) (1)             --
Deferred tax asset                                       549                 (549) (3)             --
Intangible assets                                      2,225               (2,225) (1)             --
Other assets                                              77                  (77) (1)             --
                                                      ------              -------             -------
TOTAL                                                 $5,885              $(4,533)            $ 1,352
                                                      ======              =======             =======
LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
Accounts payable                                       $ 970               $ (921) (1)        $    49
Accrued expenses                                       1,328               (1,083) (1)            245
Deferred revenue                                         843                 (843) (1)             --
Notes payable and accrued interest                     1,117                (1117) (1)             --
Net liabilities of discontinued operations               506                 (476) (1)             30
                                                      ------              -------             -------
     Total current liabilities                         4,764               (4,440)                324

Notes payable (long-term portion)                        418                 (418) (1)             --

Stockholders' equity:
Common stock                                              10                   (4) (1)              6
Additional paid in capital                             8,253                 (527) (1)          7,726
Accumulated deficit                                  (7,560)                  856  (1)         (6,704)
                                                      ------              -------             -------
     Total shareholders' equity                          703                  325               1,028

TOTAL                                                 $5,885              $(4,533)            $ 1,352
                                                      ======              =======             =======


FIRST MEDICAL GROUP, INC.
PRO FORMA CONSOLIDATED INCOME STATEMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
(IN THOUSANDS)



                                               Unaudited Historical
                                                Nine Months Ended       Adjustments to        Pro Forma
                                                September 30, 1999       Record Sale          as Adjusted
                                                ------------------       -----------          -----------

Revenue                                               $8,169              $(8,169)             $   --
Cost of revenue                                        6,463               (6,463)                 --
                                                      ------              -------             -------
Income from clinic operations                          1,706               (1,706)                 --

Operating expenses:
Salaries and benefits                                    674                 (584)                 90 (2)
General and administration                               673                 (560)                113 (2)
Depreciation and amortization                            291                 (291)                 --
                                                      ------              -------             -------
Total operating expenses                               1,638               (1,435)                203

Income (loss) from operations                             68                 (271)               (203)
Interest income                                           45                  (45)                 --
                                                      ------              -------             -------
Income before income tax provision                       113                 (316)               (203)
Income tax (credit)                                      (40)                  40                  --
                                                      ------              -------             -------
Income (loss) from continuing operations              $  153              $  (356)             $ (203)

Earnings (loss) per share-basic and diluted           $ 0.02              $ (0.06)             $(0.04)


FIRST MEDICAL GROUP, INC.
PRO FORMA CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 1998
(IN THOUSANDS)



                                          Historical
                                          Year Ended           Adjustments to          Pro Forma
                                        December 31, 1998        Record Sale          as Adjusted
                                        -----------------        -----------          -----------

Revenue                                      $10,947             $(10,947)              $    --
Cost of revenue                                9,260               (9,260)                   --
                                             -------             --------               -------
Income from clinic operations                  1,687               (1,687)                   --

Operating expenses:
Salaries and benefits                            905                 (785)                  120 (2)
General and administration                     1,019                 (869)                  150 (2)
Depreciation and amortization                    227                 (227)                   --
                                               ------              -------              -------
Total operating expenses                       2,151               (1,881)                  270

Income (loss) from operations                   (464)                 194                 (270)
Interest expense                                (167)                 167                    --
                                                ------              -------             -------
Income before income tax (credit)               (631)                 361                 (270)
Income tax (credit)                             (473)                 473                    --
                                                ------              -------             -------
Loss from continuing operations              $  (158)            $   (112)              $ (270)

Loss per share-basic and diluted             $ (0.01)            $  (0.04)              $(0.05)



                            First Medical Group, Inc.
                        Notes to Pro Forma Balance Sheet
               As of September 30, 1999 and Notes to the Pro Forma
                Consolidated Income Statement for the Nine Months
          Ended September 30, 1999 and the Year Ended December 31, 1998



(1) Adjustment to reflect the sale of substantially all of the assets of the Company, assumption of certain liabilities of the Company and the surrendering of approximately 5.8 million shares of the Company for $4.1 million. The bid price of the Company's stock on September 30, 1999 was $.125 per share.

(2) Reflects estimated administrative expenses that will continue in the Company.

(3) To write off deferred tax asset because of the utilization of the tax benefit due to the sale of all of the Company's income generating operations.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

The following table sets forth to date the total number of shares of common stock beneficially owned, and the percent so owned, by each our directors, by each person known to us to be the beneficial owner of more than 5% of the outstanding common stock. The number of shares owned are those "beneficially owned," as determined under the rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement.



      Name of Address            Amount and Nature of             Percent
      of Beneficial Owner        Beneficial Ownership (1)         of Class
      -------------------       ------------------------          --------
Generale De Sante                       2,047,860                  18.50%
International PLC
4 Cornwall Terrace
London, NW 1 4QP
England

SAJH Partners                           1,595,021(2)               14.41%
1055 Washington Bvld
Stamford, CT  06901

Dennis A. Sokol                         2,012,644(3)               18.19%
1055 Washington Blvd
Stamford, CT  06901

-------------------

(1) Except as otherwise indicated, each of the persons listed above has sole voting and investment power with respect to all shares shown in the table as beneficially owned by such person.
(2) Dennis Sokol is the Managing Partner of SAJH Partners and has a 1% partnership interest in the partnership and consequently could be deemed under Rule 13D-3 of the Exchange Act to have beneficial ownership of such shares. Mr. Sokol disclaims ownership of all such shares other than as a result of his 1% partnership interest.
(3) Assumes exercise of 1,500,000 warrants to purchase shares of common stock of First Medical Group.

The following table indicates the number of shares of common stock beneficially owned to date by (i) each director of First Medical Group, and (ii) all directors and executive officers of First Medical Group as a group.


Amount and Nature of
Name of Beneficial Owner            Beneficial Ownership (1)           Percent of Class
------------------------            ------------------------           ----------------

Dennis A. Sokol (1)                         2,012,644                          18.19%
Richard Berman (2)                             60,000                            *
George Rountree(3)                             60,250                            *
All executive officers
and directors as a group (4)
(6 persons)                                 1,615,482                          14.6

-------------------------
*        Less than 1%
Except as otherwise indicated, each person listed above has sole voting and investment power with respect to all shares shown in the table.

(1) See notes 2 and 3 of the table under the caption "Security Ownership of Certain Beneficial Owners" above.
(2) Includes 50,000 options to purchase shares of our common stock which are immediately exercisable.
(3) Includes 6,250 options to purchase shares of our common stock which are immediately exercisable.
(4) Includes 25,000 options to purchase shares of our common stock which are immediately exercisable and held by Mr. Nemnom.



                                MARKET PRICE DATA

The following table sets forth high and low trade prices of the shares of our common stock for each quarterly fiscal period of 1999 and 1998, based on information received from IDD Information Services, Tradeline-Registered Trademark-. As of _________, 2000, the number of known beneficial owners of our common stock was _____, and the number of record holders was _____.

                                     HIGH                    LOW
                                     ----                    ---
1999
----
First Quarter                       13/16                  1/8
Second Quarter                       5/8                   1/8
Third Quarter                       13/16                  1/8
Fourth Quarter                      13/16                  5/64

1998
----
First Quarter                     3                       23/64
Second Quarter                    1 19/64                 21/64
Third Quarter                     1  1/32                  5/32
Fourth Quarter                      13/16                  1/8

On 1/ __/2000                     _______                 ______


ANNEX A


                                       FAIRNESS OPINION

                                                                         Annex B

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                            FIRST MEDICAL GROUP, INC.

                                    as Seller

                                       AND

                             AMCMC Acquisition Corp.

                                    as Buyer

                                      as of

                                January 31, 2000

                                TABLE OF CONTENTS




                                                                                                               Page
                                                                                                               ----

1.       Definitions.............................................................................................1
2.       Basic Transaction.......................................................................................3
         (a)      Purchase and Sale of Assets....................................................................3
         (b)      Assumption of Liabilities......................................................................4
         (c)      Purchase Price.................................................................................4
         (d)      Purchase Price Adjustment......................................................................4
         (e)      Surrender of Stock.............................................................................4
         (f)      The Closing....................................................................................4
         (g)      Deliveries at the Closing......................................................................4
3.       Representations and Warranties of Seller................................................................5
         (a)      Organization of Seller.........................................................................5
         (b)      Authorization of Transaction...................................................................5
         (c)      Noncontravention...............................................................................5
         (e)      Title to Tangible Assets.......................................................................6
         (f)      Financial Statements...........................................................................6
         (g)      Material Adverse Changes.......................................................................6
         (h)      Legal Compliance...............................................................................6
         (i)      Intellectual Property..........................................................................7
         (j)      Contracts......................................................................................7
         (k)      Litigation.....................................................................................7
         (m)      Environmental, Health, and Safety Matters......................................................7
         (n)      Tax Matters....................................................................................8
         (o)      No Barter Receivables or Obligations...........................................................8
         (p)      Sufficiency of Acquired Assets.................................................................8
         (q)      Disclaimer of other Representations and Warranties.............................................8
4.       Representations and Warranties of Buyer.................................................................8
         (a)      Organization of Buyer..........................................................................8
         (b)      Authorization of Transaction...................................................................9
         (c)      Noncontravention...............................................................................9
         (d)      Brokers' Fees..................................................................................9
5.       Pre-Closing Covenants...................................................................................9
         (a)      General........................................................................................9
         (b)      Notices and Consents...........................................................................9
         (d)      Conduct of the Business........................................................................9
         (e)      Notice of Developments........................................................................10
         (f)      Full Access...................................................................................10
6.       Conditions to Obligation to Close......................................................................11
         (a)      Conditions to Obligation of Buyer.............................................................11
         (b)      Conditions to Obligation of Seller............................................................12
         7.       Termination...................................................................................13
         (a)      Termination of Agreement......................................................................13
         (b)      Effect of Termination.........................................................................13
8.       Post-Closing Covenants.................................................................................14


                                       i



         (a)      General.......................................................................................14
         (b)      Litigation Support............................................................................14
         (c)      Transition....................................................................................14
         (d)      Covenant Not to Compete.......................................................................14
9.       Remedies for Breaches of this Agreement................................................................14
         (a)      Survival of Representations and Warranties....................................................14
         (b)      Indemnification Provisions for Benefit of Buyers..............................................15
         (c)      Indemnification Provisions for Benefit of NSDA................................................15
         (d)      Matters Involving Third Parties...............................................................15
         (e)      Determination of Adverse Consequences.........................................................16
         (f)      Exclusive Remedy..............................................................................16
10.      Miscellaneous..........................................................................................16
         (a)      Press Releases and Public Announcements.......................................................16
         (c)      No Third-Party Beneficiaries..................................................................17
         (d)      Entire Agreement..............................................................................17
         (e)      Succession and Assignment.....................................................................17
         (f)      Counterparts..................................................................................17
         (g)      Headings......................................................................................17
         (h)      Notices.......................................................................................17
         (i)      Governing Law.................................................................................18
         (j)      Amendments and Waivers........................................................................18
         (k)      Severability..................................................................................18
         (l)      Expenses......................................................................................18
         (m)      Construction..................................................................................18
         (n)      Incorporation of Exhibits, Annexes and Schedules..............................................18
         (o)      Bulk Transfer Laws............................................................................18



Disclosure Schedule

Annex 2.1(a)          List of Assets of First Medical Group, Inc. to be
                      Acquired by Buyer
Annex 2.3(a)          List of Liabilities of First Medical Group, Inc. to
                      be Assumed by Buyer

Exhibit A-1           Form of Assignment and Assumption -
                      Acquired Assets and Assumed Liabilities

Exhibit A-2           Form of Assignment and Assumption -
                      Lehigh Notes

Exhibit A-3           Form of Assignment and Assumption -
                      American Multiprofile Clinic Note

Exhibit B             Historical Financial Statements

Exhibit C             Form of Mutual Release

                            ASSET PURCHASE AGREEMENT

         Agreement entered into as of January 31, 2000, by and among AMCMC Acquisition Corp., a British Virgin Islands corporation having an address at 1055 Washington Boulevard, Stamford, Connecticut 06901 ("BUYER"), and First Medical Group, Inc., a Delaware corporation having an address at 1055 Washington Boulevard, Stamford, Connecticut 06901 ("SELLER"). Buyer and Seller are referred to collectively herein as the "PARTIES."

         Pursuant to this Agreement, Buyer will purchase the Acquired Assets (as defined herein) (and assume the Assumed Liabilities (as defined herein)) of Seller in return for cash, and Seller will sell, transfer and convey to Buyer the Acquired Assets (as defined herein), all upon the terms, provisions and conditions set forth below.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.  DEFINITIONS.

         "ACQUIRED ASSETS" means the assets listed on Annex 2.1(a).

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "ASSET PURCHASE AGREEMENT" has the meaning set forth in the preface above.

         "ASSUMED LIABILITIES" means the liabilities and obligations listed on Annex 2.3(a).

         "BUSINESS" means the ongoing business of owning and operating outpatient and ancillary healthcare facilities in Eastern Europe.

         "BUYER" has the meaning set forth in the preface above.

         "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         "CLOSING DATE" has the meaning set forth in Section 2(f) below.

         "CLOSING" has the meaning set forth in Section 2(f) below.

         "CODE" means the Internal Revenue Code of 1986, as amended.

           "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Seller that is not generally available to the public, including but not limited to all data, reports, interpretations, forecasts, audit reports and other records to the extent they contain information concerning Seller. The term "Confidential Information" also shall include all notes, analyses, compilations, studies, interpretations or other documents prepared by Buyer or their officers, directors, employees and/or agents (collectively, "Representatives"), which contain, reflect or are based upon in whole or in part, the information furnished to Buyer or its Representatives by Seller.

         "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

         "FMG" means First Medical Group, Inc.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

         "INCOME TAX" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 9(d) below.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 9(d) below.

         "INTELLECTUAL PROPERTY" means all trade names, common law and other trademarks, service marks, trade dress, certification marks, collective marks and applications and licenses therefor, trademark registrations and applications, service mark registrations and applications, copyrights and copyright registrations and applications owned by Seller or Seller Subsidiaries and used in the Business, and all rights, common law and other, registrations and applications for the marks and trade names, owned by Seller or Seller Subsidiaries and used in the Business.

         "KNOWLEDGE" means actual knowledge without independent investigation.

         "LEHIGH NOTES" means all of Seller's right, title and interest in and to Seller's subordinated debentures acquired by reason of Seller's restructuring in 1991, and payable on May 15, 1998 (in the principal amount of $100,000, together with all accrued interest) and October 15, 1995 (in the principal amount of $290,000, together with all accrued interest), respectively.

         "LOAN" means the loan in the principal amount of approximately $300,000 (together with interest thereon) made by Dennis A. Sokol to Seller through the Closing Date. -

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 3(f) below.

         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(f) below.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business of the relevant Person consistent with its past custom and practice (including with respect to quantity and frequency).

         "OTHER AGREEMENTS" means Form of Assignment and Assumption attached hereto as Exhibit A and Form of Trademark Assignment attached hereto as Exhibit B.

         "PARTIES" AND "PARTY" have the meaning set forth in the preface above.

         "PARTY" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PURCHASE PRICE ADJUSTMENT" has the meaning set forth in Section 2(d) below.

         "PURCHASE PRICE" has the meaning set forth in Section 2(c) below.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "SELLER SUBSIDIARIES" means all of the entities set forth on Annex 2.1(a) hereto.

         "THIRD PARTY CLAIM" has the meaning set forth in Section 4(d) below.

         2.  BASIC TRANSACTION.

         (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, or cause its subsidiaries to sell, transfer, convey and deliver to Buyer, as the case may be, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

         (b) ASSUMPTION OF LIABILITIES.

                  (1) On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any such liabilities prior to Closing or any other obligation or liability of Seller not included within the definition of Assumed Liabilities.

                  (2) Contemporaneously, as a separate transaction, Seller has agreed to assign and transfer at the Closing all of its right, title and interest in and to the Lehigh Notes pursuant to an Assignment and Assumption in the form of Exhibit A-2 hereto, and all liability attaching to said Lehigh Notes shall be assumed by the assignee thereof.

                  (3) Contemporaneously, as a separate transaction, Seller will assign to AMCMC at the Closing all of Seller's right, title and interest in and to that certain promissory note, dated January 25, 1999, issued by American Multiprofile Clinic, Inc. to Seller in the principal amount of $1.5 million, pursuant to an Assignment and Assumption in the form of Exhibit A-3 hereto.

         (c) PURCHASE PRICE. Buyers agree to pay to Seller at the Closing an aggregate of $1 million (the "PURCHASE PRICE"), subject to the Purchase Price Adjustment, by delivery of cash by wire transfer or delivery of other immediately available funds.

         (d) PURCHASE PRICE ADJUSTMENT. The Purchase Price will be reduced by the principal and accrued interest outstanding at the time of Closing on the Loan(s) (the "Purchase Price Adjustment").

         (e) SURRENDER OF STOCK. At the Closing, (i) SAJH Partners, Dennis A. Sokol, Cenvet, Inc. (General de Sante) and Elena Korchagina will surrender for cancellation an aggregate of 5,754,760 shares of the common stock of FMG, being all shares of stock of FMG owned by them collectively in Seller, and (ii) Dennis
A. Sokol will surrender for cancellation all of the issued and outstanding options and warrants for the purchase of shares of common stock of FMG owned by him.

         (f) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Patton Boggs LLP in Washington D.C., commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

         (g) DELIVERIES AT THE CLOSING. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in
Section 6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including real property, trademark and intellectual property transfer documents) and assumptions in the forms attached hereto as Exhibit A and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and their counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assignment and assumption in the form attached hereto as Exhibit A and (B) such other instruments of assumption as Seller and their counsel may reasonably request; and (v) Buyer will deliver to Seller the consideration specified in Section 2(c) above, subject to the provisions of Section 2(d) above, and the certificates or other documentation representing the shares of common stock and options and warrants for the purchase of such common stock specified in Section 2(e) above.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyers that the statements contained in this Section 3 with respect to it are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller Subsidiaries are all entities duly organized, validly existing, and in good standing under the law of their respective jurisdictions of organization. Seller and Seller Subsidiaries have the corporate or other power to own and to sell the Acquired Assets owned by them and to conduct the Business. Seller and Seller Subsidiaries are all qualified to do business and are in good standing in each jurisdiction where such qualification is required to conduct the Business associated with the Acquired Assets, except where the failure to so qualify would not have a material adverse effect on the Business or the Acquired Assets.

         (b) AUTHORIZATION OF TRANSACTION. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and shareholders of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement and the Other Agreements constitute the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Seller Subsidiaries are subject or any provision of the Articles of Incorporation or bylaws or other constituent documents of Seller or Seller Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or Seller Subsidiaries are a party or by which they are bound or to which their assets are subject (or result in the imposition of any Security Interest upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Seller and Seller Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Neither Seller nor Seller Subsidiaries are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of Seller and Seller Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (d) BROKERS' FEES. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

         (e) TITLE TO TANGIBLE ASSETS. Seller has good, valid and marketable title to the tangible Acquired Assets which are owned by it, free and clear of all liens, claims, encumbrances, Security Interests, options, charges and restrictions of any kind. Upon delivery to Buyer at the Closing, good, valid and marketable title to the tangible Acquired Assets which are owned by Seller will pass to Buyer, free and clear of all liens, claims, encumbrances, Security Interests, options, charges and restrictions of any kind.

         (f) FINANCIAL STATEMENTS. Attached hereto as Exhibit B are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) audited consolidated balance sheets for Seller, each as of December 31, 1997 and December 31, 1998; (ii) audited consolidated statements of income, and cash flow, each for the fiscal years ended December 31, 1996, December 31, 1997, and December 31, 1998, for Seller; and (iii) unaudited consolidated balance sheets and statements of income, and cash flow for Seller (the "MOST RECENT FINANCIAL STATEMENTS" as of and for the nine months ended September 30, 1999 (the "MOST RECENT FISCAL MONTH END"). The Financial Statements for Seller (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods; PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

         (g) MATERIAL ADVERSE CHANGES. Since September 30, 1999, there has not been any material adverse change in the Business, the Acquired Assets, financial condition, results of operations or prospects of Seller or Seller Subsidiaries. Without limiting the generality of the foregoing, since that date neither Seller nor Seller Subsidiaries have not engaged in any practice, taken any action, or entered into any transaction relating to the Business that is outside of its Ordinary Course of Business.

         (h) LEGAL COMPLIANCE. Seller and Seller Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of Seller and Seller Subsidiaries, taken as a whole.

         (i) INTELLECTUAL PROPERTY. Section 3(i) of the Disclosure Schedule accurately and completely identifies all registrations and pending applications for the Intellectual Property that are owned by Seller and Seller Subsidiaries and identifies each license, agreement, or other permission which Seller and Seller Subsidiaries have granted to any third party with respect to the Intellectual Property. Seller is not aware of any violation or infringement of intellectual property rights relating to the Intellectual Property.

         (j) CONTRACTS. Section 3(j) of the Disclosure Schedule is a complete and accurate list of all material written contracts and other written agreements relating to the Business to which Seller or a Seller Subsidiary is a party. Except as set forth on Section 3(j) of the Disclosure Schedule, to the knowledge of Seller, (i) each of the contracts or other agreements is valid, binding, legal and enforceable in accordance with its terms; (ii) the parties thereto are in compliance with the provisions thereof; (iii) no party is in default in the performance, observance or fulfillment of any material, obligation, covenant or condition contained therein; and (iv) no event not contemplated by this Agreement has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Seller has delivered to Buyer a correct and complete copy of each contract or other agreement listed in
Section 3(j) of the Disclosure Schedule (as amended to date).

         (k) LITIGATION. Section 3(l) of the Disclosure Schedule sets forth each instance in which Seller or any of Seller Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. Except as indicated on Section 3(l) of the Disclosure Schedule, no litigation is pending or, to Seller's knowledge, threatened against Seller that questions the validity of this Agreement, or any action taken, or to be taken, by Seller in connection with this Agreement or that relates to the Acquired Assets, except where such litigation would not have a material adverse effect on the Business or the Acquired Assets. There is no material judgment, order, injunction, decree or award outstanding (whether rendered by a court, administrative agency or by arbitration) against Seller or Seller Subsidiaries or by which Seller or Seller Subsidiaries are bound which relates to any of the Acquired Assets. Seller and Seller Subsidiaries are not in violation of any applicable federal, state or local law, rule, regulation or ordinance, or any judgment, writ, decree, injunction, order or any other requirement of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental body or agency relating to the conduct of the Business or the ownership or use of the Acquired Assets, which violation would have a material adverse effect on the Business or the Acquired Assets, and no notice has been received by Seller or Seller Subsidiaries alleging any such violation.

         (l) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Other than as set forth on Section 3(l) of the Disclosure Schedule:

                  (i) Seller and Seller Subsidiaries are in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of Seller and Seller Subsidiaries, taken as a whole.

                  (ii) Neither Seller nor any Seller Subsidiary has received any written notice, report or other information regarding any actual or alleged material violation of

         Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to its facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of Seller and Seller Subsidiaries, taken as a whole.

                  (iii) This Section 3(l) contains the sole and exclusive representations and warranties of Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

         (m) TAX MATTERS. All tax returns and reports of Seller required to be filed on or before the date hereof have been duly and timely filed on or before such date or appropriate extensions to file such returns and reports have been granted, and all taxes, assessments, fees and other governmental charges upon Seller and upon the Acquired Assets which are due and payable, other than those presently payable without penalty or interest, have been paid, except in either case where the failure to do so would not have a material adverse effect on the Business or the Acquired Assets. As of the date hereof, there are no tax liens on any of the Acquired Assets, and, to the best of Seller's knowledge, there is no basis for the assertion of any such tax liens, other than for taxes currently due and payable.

         (n) NO BARTER RECEIVABLES OR OBLIGATIONS. Except for such arrangements as are set forth in Section 3(j) or Section 3(n) of the Disclosure Schedule, Seller is not liable for any outstanding barter obligations with respect to the Business.

         (o) SUFFICIENCY OF ACQUIRED ASSETS. With the exception of personnel, the Acquired Assets comprise all of the assets, properties and rights necessary for the continued operation of the Business, consistent with past practices.

         (p) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Section 3, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

         4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the statements contained in this Section 4 with respect to it are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         (a) ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.

         (b) AUTHORIZATION OF TRANSACTION. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and shareholders of Buyer has duly authorized the execution, delivery and performance of this Agreement by Buyer. This Agreement and the Other Agreements constitute the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. With the exception of any forms, notices or other materials that Buyer has filed with the Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Act, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above). The waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement has expired.

         (d) BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

         5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) NOTICES AND CONSENTS. Subject to Section 5(c) below, each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above.

         (c) CONDUCT OF THE BUSINESS. Seller covenants and agrees that:

                  (i) The Business will be conducted by Seller in the ordinary course and in the same manner as heretofore conducted;

                  (ii) Seller will maintain insurance on the Acquired Assets and the Business as heretofore in effect;

                  (iii) Without Buyer's prior written approval, no material contract or commitment related to the Business or the Acquired Assets will be entered into by or on behalf of Seller or Seller Subsidiaries outside of the Ordinary Course of Business;

                  (iv) Seller will use commercially reasonable efforts to preserve intact the Acquired Assets and the existing relationships and goodwill of the Business with its advertisers, vendors, suppliers, customers, and other third parties involved in the Business;

                  (v) Seller will not create or permit to become effective any material encumbrance on any of the Acquired Assets; and

                  (vi) Seller will promptly advise Buyer of the commencement or threat against either of Seller or any Seller Subsidiary of any material litigation relating to or affecting the Acquired Assets or the transactions contemplated by this Agreement.

         (d)      NOTICE OF DEVELOPMENTS.

                  (i) Seller shall notify Buyer of any development causing a breach of any of their representations and warranties in Section 3 above. If Buyer has the right to terminate this Agreement pursuant to
         Section 7(a)(ii) below by reason of the development and does not exercise that right within the period of 10 business days referred to in Section 7(a)(ii) below, the written notice pursuant to this Section 5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

                  (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

         (f) FULL ACCESS. Subject to applicable law, Seller will give Buyer and their counsel, financial advisors, auditors and other authorized representatives reasonable access during business hours to the offices, properties, books and records of Seller related to the Business and will instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in their investigation of Seller; provided, however, that any investigation pursuant to this Section 5(f) shall be conducted on commercially reasonable prior notice and in such manner as not to interfere unreasonably with the business of Seller.

         6. CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Seller and Seller Subsidiaries shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in
         Section 6(a)(i)-(iii) is satisfied in all material respects;

                  (v) Seller and Buyer shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                  (vi) Buyer shall have received from Seller the Assignment and Assumption in the form of Exhibit A-1 hereto duly executed by Seller;

                  (vii) Buyer shall have received evidence of the execution and delivery of the Assignment and Assumption in the form of Exhibit A-3 hereto;

                  (viii) Buyer shall have received from Seller the Mutual Release in the form of Exhibit C hereto;

                  (ix) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

                  (x) no statute, rule, regulation, order or injunction of any court or administrative agency shall be in effect which prohibits Buyer from consummating the transactions contemplated hereby;

                  (xi) there shall not be any material action, suit or proceeding pending or threatened that seeks to prohibit the consummation of the transactions contemplated thereby; and

                  (xii) from and after the date hereof to the Closing, there shall not have occurred any material adverse change with respect to the business, the assets, condition (financial or otherwise) or results of operations of the Business. At the Closing, Seller shall deliver to Buyer a certificate, dated as of the Closing Date, certifying as to the foregoing matter.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                  (v) Seller and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

                  (vi) Seller shall have received (A) from Buyer the Assignment and Assumption in the form of Exhibit A-1 hereto duly executed by Buyer and (B) a fully executed Assignment and Assumption in the form of Exhibit A-2 hereto;

                  (vii) Seller shall have received from Dennis A. Sokol a resignation as director and officer of Seller and the Mutual Release in the form of Exhibit C hereto;

                  (viii) Buyer shall have received all material third-party consents and approvals necessary for the purchase and transfer of the Acquired Assets from Seller to Buyer;

                  (ix) no statute, rule or regulation or order or injunction of any court or administrative agency shall be in effect which prohibits Seller from consummating the transactions contemplated hereby;

                  (x) there shall not be any material action, suit or proceeding pending or threatened that seeks to prohibit the consummation of the transactions contemplated thereby; and

                  (xi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. TERMINATION.

         (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                  (i) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event (A) Seller has within the then previous 10 business days given Buyer any notice pursuant to Section 5(e)(i) above and either (B) the development that is the subject of the notice has had a material adverse effect upon the financial condition of Seller and Seller Subsidiaries, taken as a whole or (C) the notice from Seller relates to a breach or breaches not caused or brought about by Seller and the notice gives Buyer an option to terminate even if the development does not have a material adverse effect upon the financial condition of Seller and Seller Subsidiaries, taken as a whole.

                  (iii) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before [June 30, 2000], by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before [June 30, 2000], by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Seller themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); PROVIDED, HOWEVER, that if this Agreement is terminated for any reason whatsoever, Buyer will treat and hold as such any Confidential Information they have received from Seller, will not use any of the Confidential Information except in connection with this Agreement and will return to Seller all tangible embodiments (and all copies) of the Confidential Information which are in their possession.

         8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of the Asset Purchase Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other Parties will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

         (c) TRANSITION. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer and their subsidiaries after the Closing as it maintained with Seller prior to the Closing.

         (d) COVENANT NOT TO COMPETE. For a period of [one (1) year] following the date of execution of this Agreement, Seller will not engage directly or indirectly in any activity that Buyer conducts as of the Closing Date in any geographic area in which Buyer conducts that business as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All of the representations and warranties of Seller contained in
Section 3 shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter. All of the other representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

                  (i) In the event that Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that Buyer makes a written claim for indemnification against Seller within such survival period, then Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused by the breach.

                  (ii) Seller agrees to indemnify Buyer from and against any Adverse Consequences Buyer shall suffer caused by any liability of Seller which is not an Assumed Liability (including any liability of Seller that becomes a liability of Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER.

                  (i) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that Seller makes a written claim for indemnification against Buyer within such survival period, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences Seller shall suffer after the end of any applicable survival period) caused by the breach.

                  (ii) Buyer agrees to indemnify Seller from and against any Adverse Consequences Seller shall suffer caused by any liability of Seller arising after the Closing Date which is an Assumed Liability or which relates in any way to the Acquired Assets.

         (d) MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 9, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

                  (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 3(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                  (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

         (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax consequences in determining Adverse Consequences for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

         (f) EXCLUSIVE REMEDY. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 9 shall be the exclusive remedy of Buyer and Seller with respect to Seller and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that they shall not have any remedy after eighteen (18) months following the Closing for any breach of the representations and warranties in Section 3(f)-(o) of this Agreement.

         10. INDEMNIFICATION. Buyer agrees that it will, after the date hereof, and to the fullest extent permitted by applicable law and the corporate documents of Seller, provide to the directors and officers of Seller indemnification equivalent to that provided by or available under the Certificate of Incorporation and Bylaws of Seller or permissible to the fullest extent permitted under Delaware Corporate law with respect to acts or omissions occurring prior to the Closing, including without limitation the authorization of this Agreement and the transaction contemplated hereby, for a period of six years from the Closing Date, or in the case of claims made prior to the end of such six year period, until such claims are finally resolved. To the extent permitted by applicable law, Buyer shall advance expenses as incurred for legal counsel and otherwise in connection with the foregoing indemnification.

         11. MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure). At such time as Seller and Buyer have executed this Agreement, the Parties will make a joint public announcement concerning the transactions contemplated herein in a form and content to be agreed upon by Seller and Buyer. Thereafter, no Party will make any announcement concerning such transactions without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed nor required in the case of any legally compelled disclosure.

         (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Seller:              First Medical Group, Inc.
          ------------              1055 Washington Boulevard
                                    Stamford, CT  06901
                                    Attention:  Lou Nemnom, Vice President

         Copy to:                   Patton Boggs LLP
        ----------                  2550 M Street, N.W.
                                    Washington, DC  20037
                                    Attention:  John H. Vogel, Esq.

         If to Buyer:               AMCMC Acquisition Corp.
         -----------                1055 Washington Boulevard
                                    Stamford, CT  06901
                                    Attention:  Dennis A. Sokol

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of their respective board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) EXPENSES. Subject to Section 5(c), each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (m) INCORPORATION OF EXHIBITS, ANNEXES AND SCHEDULES. The Exhibits, Annexes and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) BULK TRANSFER LAWS. Buyer acknowledges that Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

AMCMC ACQUISITION CORP.

/s/ George Rountree
-----------------------------------------
By:  George Rountree
Title:  President

FIRST MEDICAL GROUP, INC.

/s/ Elias M. Nemnom
-----------------------------------------
By:  Elias M. Nemnom
Title:  Vice President

                               DISCLOSURE SCHEDULE

SECTION 3(i)-INTELLECTUAL PROPERTY.

On October 29, 1999, the Company filed with the U.S. Patent Trademark office a trademark application for the use of the name American Medical Centers.

SECTION 3(j)-CONTRACTS.

1.   Note Agreement with American Multiprofile Clinic Inc. dated January 25,
     1999.
2. Severance and Release and Consulting Agreement with Vladimir Checklin and First Medical Group, Inc. and American Medical Centers Management Company, Ltd. dated January 1, 1999.
3. Employment Agreement between George D. Rountree and American Medical Centers Management Company, Ltd. and First Medical Group, Inc. dated April 15, 1999.

SECTION 3(k)-LITIGATION.

1. On September 16, 1998, The Lehigh Group, Inc., now known as First Medical Group, Inc. was sued along with other defendants in the United States District Court of Northern Ohio Western Division pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. The plaintiffs have alleged that the Company is the successor-in-interest to the Hilfinger Corporation (a defunct subsidiary of the Company) and claim that the Hilfinger Corporation arranged for the disposal or treatment of waste chemicals at one or more sites. The Company disputes that it is such successor-in-interest. The plaintiffs are seeking damages, jointly and severally, against the defendants in excess of $25 million. The occurrence was alleged to have taken place during the period of 1950 through 1972. The Company has put several insurance carriers on notice of this matter, however no determination has been made regarding whether there is insurance coverage. The Company has retained counsel in Ohio to defend this claim.

         On or about January 7, 1999, the United States Environmental Protection Agency ("USEPA") forwarded a demand to the Company and the other defendants for payment of USEPA'S response costs at the various landfills in an aggregate amount of approximately $792,000. A tolling agreement was entered between USEPA and the Company, and other parties to toll the statute of limitations until August 1, 1999 to allow the parties to negotiate a settlement. The demand asserts that the liability of the Company is joint and several. To date, to the knowledge of the Company's counsel handling this matter, no court action has been instituted by USEPA against the Company with respect to this matter. The Company is currently discussing a proposed settlement with the plaintiffs. Accordingly, if this matter is adversely determined, it could have a material adverse effect on the Company's financial condition.

2. In 1998 a claim was asserted against the Company by former consultants to the Company alleging the Company's obligation to pay approximately $50,000 and provide further consulting contracts to the claimants. The Company and the claimants have reached an agreement in principal pursuant to which this claim will be withdrawn in exchange for the issuance to the claimants of 300,000 shares of the Company's common stock.

3. In 1998, a number of former employees of the Company and its affiliates presented claims against the Company in State Court, Miami, Florida, claiming in excess of $300,000 for vacation and sick pay, together with benefits and attorneys' fees. The Company has settled with the majority of the plaintiffs for approximately $30,000.

4. In December 1999, the Company was sued for a malpractice claim by a patient of American Medical Clinic Moscow Inc. The Company views that this claim is without merit and through its insurance company has retained counsel to defend this claim.

5. In January 2000, a claim was made against American Medical Centers Management Co. Ltd. by a former employee who seeks approximately $60,000 fees for breach of an employment contract.

6. In January 2000, a claim was made against First Medical Group, Inc. and American Medical Centers Management Co., Ltd. by a former employee who seeks $169,000 for breach of a severence and release and consulting agreement.

SECTION 3(l)-ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

None. (Refer to Section 3(k) 1. above).

SECTION 3(n)-BARTER RECEIVABLES OR OBLIGATIONS.

None.

                                  Annex 2.1(a)

                             LIST OF ACQUIRED ASSETS

1. All of the issued and outstanding shares of common stock of American Medical Centers Management Company, Ltd., a British Virgin Islands company ("AMCMC"), which shares are, owned by First Medical Group International, Ltd. a wholly-owned subsidiary of Seller. AMCMC in turn owns all of the issued and outstanding shares of the following entities:

         (a)      American Medical Clinics Moscow, Inc. (Cayman).

                  - American Medical Clinics, Inc., a Russian joint venture
                    corporation, all of whose outstanding shares are owned by said Cayman corporation.

         (b)      American Medical Clinics - St. Petersburg Ltd. (BVI).

                  - American Medical Clinics - St. Petersburg Ltd., a Russian
                    joint venture corporation, all of whose outstanding shares are owned by said BVI corporation.

                  - American Medical Clinics - Kiev, a Ukranian joint venture corporation, all of whose outstanding shares are owned by said BVI corporation.

         (c)      American Medical Centers - Warsaw z.o.o. (Poland).

         (d)      American Medical Centers - Prague s.r.o. (Czechoslovakia).

         (e)      American Hospital of Moscow Management Company, Ltd. (BVI).

         (f)      American Multi-Profile Clinic, Inc. (Russia).

2. All of Seller's right, title and interest in and to any intellectual property relating to AMCMC and the Seller Subsidiaries, including, without limitation, Seller's pending applications for trademark of "American Medical Center", "AMC" and related logo design.

3. Insurance coverage carried as of the Closing Date by Seller with respect to all of the Acquired Assets and the Assumed Liabilities, as in effect on the Closing Date.

4. All of Seller's right, title and interest in and to the furniture and fixtures listed on Schedule 1 hereto.

                                  Annex 2.3(a)

                               ASSUMED LIABILITIES

1. All liabilities of AMCMC reflected on the books of AMCMC as at the Closing.

2. All liabilities of Seller which are identified both in the first and third columns of the attached Schedule 1; provided, however, that the values of said liabilities to be assumed by Buyer will be as of the Closing Date.

3. All liability resulting or arising from the claims and/or litigation described in items 3-6 on the "Disclosure Schedule" to this Agreement.

FMG/AMCMC TRANSACTION
SCHEDULE OF LIABILITIES (EST)
12/31/99
(ASSUMES 1.0 MILLION SHARE WARRANT CONVERSION
IN EXCHANGE FOR ASSUMPTION OF $125,000 OF LIABILITIES)

                                                         Liabilities retained  Liabilities assumed
                                                                by FMG           in transaction          Total
                                                                ------           --------------          -----
                  FMG ACCRUED LIABILITIES
Audit accrual-1999                                           $   103,000          $        --         $   103,000
Lehigh tax                                                        20,541                                   20,541
US Income tax (1998)                                              59,000                                   59,000
Bruno settlement                                                  55,000                                   55,000
Environmental suit-reserve estimate                               75,000                   --              75,000
                                                             -----------          -----------         -----------
                                                                 312,541                   --             312,541

                   LEHIGH NOTES PAYABLE
Lehigh notes                                                                          390,000             390,000
Lehigh notes-accrued interest                                         --              544,384             544,384
                                                             -----------          -----------         -----------
                                                                      --              934,384             934,384

              FMG ACCOUNTS PAYABLE (12/31/99)
Arthur Andersen                                                                        48,000              48,000
American Stock                                                                          2,038               2,038
Broad & Cassel (Shapo firm)                                                            12,555              12,555
Cummings & Lockwood                                                                    16,877              16,877
McGrane & Nosich                                                                        8,888               8,888
NYC Dept of Tax (Lehigh)                                           4,267                                    4,267
Shapo                                                                                  22,186              22,186
Sheldon Ribotsky (1998 tax return)                                                      8,000               8,000
Vorys                                                             32,725                                   32,725
Zurick                                                            33,333                                   33,333
Patton Boggs                                                      35,789               35,000              70,789
AIG                                                                                    14,754              14,754
Equity Group                                                                            7,151               7,151
Fishman Hermann                                                                        12,221              12,221
SNET                                                                                   25,282              25,282
Other accounts payable                                                --               61,615              61,615
                                                             -----------          -----------         -----------
                                                                 106,114              274,567             380,681

         LIABILITIES RELATING TO DISCONTINUED OPS
Continucare                                                                           200,000             200,000
Employee liability                                                                    200,000             200,000
Pasternack                                                                            113,550             113,550
Sain & Carroll (Settlement of FMG stock-non cash)                 30,000                                   30,000
Gibbs                                                                                  10,000              10,000
Durham note receivable                                                --              (90,000)            (90,000)
                                                             -----------          -----------         -----------
                                                                  30,000              433,550             463,550

                SHAREHOLDERS NOTES PAYABLE                                                                     --
Notes Payable-AMC, Inc./Sokol                                                         500,000             500,000
Notes Payable-Equity Group                                                            100,000             100,000
Notes Payable-Zizza                                                                    30,000              30,000
Notes Payable-Gale                                                                     25,000              25,000
Notes Payable-Sokol                                              300,000                   --             300,000
Notes Payable-accrued interest (Sokol/AMC, Inc.)                   2,500               11,500              14,000
                                                             -----------          -----------         -----------
                                                                 302,500              666,500             969,000
                                                             -----------          -----------         -----------

                           TOTAL                             $   751,155          $ 2,309,001         $ 3,060,156

                                                                        Annex C

                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                    FORM 10-K

                  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 1998     Commission File Number 001-00155

                            First Medical Group, Inc.

             (Exact name of Registrant as specified in its charter)


DELAWARE                                                              13-1920670
--------                                                              ----------
(STATE OR OTHER JURISDICTION OF                                 (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

1055 WASHINGTON BOULEVARD, STAMFORD, CT                                    06901
---------------------------------------                                    -----
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                              (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE (203) 327-0900

Securities registered pursuant to Section 12(b) of the Act:


TITLE OF EACH CLASS:                  NAME OF EACH EXCHANGE ON WHICH REGISTERED:
Common Stock $.001 par value                                  OTC Bulletin Board




           Securities registered pursuant to Section 12(g) of the Act:
                                      None
-------------------------------------------------------------------------------
                                (Title of Class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES    X     NO
    ------      ------

Indicate by check mark if disclosure of delinquent filers pursuant to item 405 of regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

YES    X     NO
    ------      ------

Approximate aggregate market value of the voting stock held by "nonaffiliates" of the Registrant on March 20, 1999: $xxxx.

Number of shares of Common Stock outstanding of the Registrant as of March 20, 1999: 9,567,292.

----------------------------
* Registrant's sole class of voting stock is its Common Stock $.001 par value, which is listed on the OTC Bulletin Board. The determination of market value of such Common Stock has been based solely on the closing price per share of such stock on the OTC Bulletin Board on the date indicated. In making this computation, all shares known to be owned by directors and executive officers of the Registrant and all shares known to be owned by person holding in excess of 5% of the Registrant's Common Stock have been deemed held by "affiliates" of the Registrant. Nothing herein shall affect the right of the Registrant to deny that any such directors, executive officers or more than 5% stockholder is an "affiliate."

                                     PART I
                                     ------

ITEM 1.  BUSINESS

GENERAL

First Medical Group, Inc. ("FMG or the Company") owns and operates medical clinics in Eastern Europe. The Company previously conducted its operations in three divisions: (a) a physician practice management division which provides physician management services including the operation of clinic facilities and management services to medical groups, (b) an international division which manages medical centers in Eastern Europe and (c) an electrical supply distribution business for the construction industry. The Company was formed as a result of a merger between The Lehigh Group, Inc. ("Lehigh") and First Medical Corporation in July 1997. Subsequent to the merger, Lehigh changed its name to First Medical Group, Inc. FMG is incorporated in the State of Delaware.

The Company incurred substantial losses from operations relating to its physician practice management business ("managed care operations") in 1997 and through the first quarter of 1998. As a result, the Company adopted a formal plan to discontinue and dispose of its managed care operations. The decision to dispose of these operations was based upon the view of management that such operations would require substantial additional capital to sustain operating losses that would be continued to be incurred by the Company. The Florida managed care operation was sold in April 1998 and the Indiana and Texas managed care operations were sold in July 1998.

The Company also adopted a formal plan to divest its electrical supply business ("Hallmark"). The decision to dispose of Hallmark was based upon an assessment by management that the business did not meet the Company's operating strategy for development and expansion of its international healthcare operations.

For financial reporting purposes, the Company has reflected the managed care and electrical supply business as discontinued operations.

The Company believes that it is well-positioned to develop and expand its international business in existing as well as new markets.

The Company, through its management company, American Medical Centers Management Company, Ltd. ("AMC"), owns and operates outpatient and ancillary healthcare facilities modeled after the American healthcare system. AMC's healthcare facilities are currently structured as "A," "B," or "C" type facilities. The "C" type facility is a full service outpatient primary care center with those services provided as listed below, dependent upon both market and demand. The "B" type clinic is similar to a "C" model but with increased diagnostics, inpatient care facilities and between ten to fifteen overnight medical beds. The "A" type facility provides both inpatient and outpatient care with 50 to 300 medical beds. The company currently operates five "C" locations in Moscow, Russia; St. Petersburg, Russia; Kiev, Ukraine; Prague in the Czech Republic; and Warsaw, Poland. In addition three "B" facilities are under construction in those markets which are expected to be completed in the third quarter of 1999, and the company is in the process of opening one additional "C" facility in Middle Asia which is scheduled to open in the fourth quarter of 1999. Further, two "A" facilities are under construction in Moscow and Warsaw and are expected to be completed in the year 2001. Future plans call for additional upgrades of current facilities in Eastern Europe and Middle Asia, and expansion to the Middle East, Latin America, and The Pacific Basin. AMC clinics also supply Western-trained emergency physicians in remote sites in St. Petersburg and Warsaw.

The Company's services include but are not limited to: trauma and emergency care, general practice, family practice, full diagnostics, radiology, pharmacy, dentistry, pathology, psychiatry and most specialty groups such as cardiology, pediatrics, oncology, gynecology, orthopedics, and dermatology. The Company strives to deliver a comprehensive range of medical services to meet the specific needs of its clients in each of its unique markets. The Company employs American board certified doctors, nurses, and ancillary personnel. Nationals are also employed after being fully credentialed.

CUSTOMERS

Eighty percent of the company's client base is represented by two specific groups, expatriates and local employees of multinational corporations (to include management) and nationals (referred to as those persons or groups of local citizens that desire, appreciate and demand the American health care delivery system both in outpatient and inpatient care). Tourists, students, diplomats, and non-resident members that frequently travel to those markets represent the remainder of this client base. The patient mix changes based on season and market.

Revenues of the company are primarily derived from fee-for-service charges and annual non-refundable membership fees charged to corporations, families, and individuals. A variety of diverse membership plans are available and can be tailored to meet the unique needs of the corporate clients. Local nationals now account for fifteen to twenty-five percent of revenue, depending upon the healthcare facility's location.

Corporations are required to pay an annual membership fee, as well as advance deposits when requesting third party billing (insurance). Membership plans offer a wide range of benefits including 24-hour emergency access, monthly medical newsletters, special discounts on services, and reciprocal membership at all AMC locations. The Company also offers the patient benefit of insurance processing for members only. AMC corporate memberships include over five hundred international companies.

In 1998, in order to meet the changing needs of corporate clients and to provide to potential clients expanded access to American-style healthcare, AMC developed and implemented a variety of comprehensive managed care plans. These plans range from individual and family plans to corporate plans covering up to 2000 persons.

QUALITY ASSURANCE

The company believes that its affiliations with partner hospitals is a valuable asset. Since 1992, the company has been affiliated with Baylor College of Medicine in Houston, Texas ("Baylor"), to provide quality assurance, tele-medicine, consultation, and credentialing. Baylor also conducts the majority of the recruiting function for AMC medical personnel worldwide. In 1999, AMC, in conjunction with Baylor, has made application for acceptance by the International Joint commission, part of the American Hospital Joint accreditation commission and anticipates this process will take place over the coming year.

NEW DEVELOPMENTS

In 1998 AMC, in conjunction with Baylor College of Medicine and City of Moscow (Moscow Citi), signed an agreement for the development of New American Hospital of Moscow and the Baylor Medical School Annex. The Annex is scheduled to be completed and opened by August 1, 1999.

Also in 1998, the company signed a long-term lease with an option to buy the new American Medical Center "B" facility in Warsaw due to be completed by the third quarter of 1999.

On January 1, 1999 George Rountree, President and Chief Executive Officer of the American Hospital of Istanbul (Koc Foundation), the American Medical Center of Istanbul and the American Italian Hospital of Istanbul, joined the board of FMG. On April 15, 1999, Mr. Rountree will become Chief Executive Officer of AMC and President and Chief Operating Officer of the Company, in addition to his current responsibilities.

MAJOR STRATEGY

The major strategy of AMC is to continue with its plan in developing new centers throughout Eastern Europe, Mid-Asia, Middle East, Latin America, and the Pacific Basin. The company believes that in order to support its plan it will be necessary to seek additional capital.

COMPETITION

The company has relatively little competition in its current market area.

DISCONTINUED OPERATIONS

In 1998 the company adopted a plan to discontinue and dispose of all of its non-core businesses and allow all assets to be deployed into the successful AMC operations. Consistent with that plan, the company sold the following businesses:

1. On April 1, 1998 the Company sold its Florida managed care businesses for a sale price of $6.75 million. Proceeds of the sale were used for the continued development of AMC, as well as to retire existing bank debt.
2. On April 17,1998 the Company sold its electrical supply business for consideration of $1.9 million.
3. On July 8, 1998 the Company sold its Indiana Managed care operations for consideration of cash and reduction of debt in the amount of $527,000.
4. On July 16, 1998 the Company sold its Texas managed care business for consideration of $90,000, in the form of a note payable bearing interest at 8% starting July 1999.

With these transactions, the Company has prepared, reorganized, and positioned itself to support the development and growth of AMC's worldwide operations.

SUBSIDIARIES

         The Company maintains the following subsidiaries:

         First Medical Corporation, a Delaware corporation

         First Medical Group International, Ltd. , a British Virgin Island corporation

         American Medical Centers Management Company, Ltd., a British Virgin Island corporation

         American Medical Clinics Moscow, Inc., a Cayman Island corporation

         American Medical Center-St. Petersburg Ltd. , a British Virgin Island corporation

         American Medical Centers Sp. z.o.o.,  a Poland corporation

         American Medical Centers s.r.o., a Czech Republic corporation

EMPLOYEES

         As of March 1, 1999, the Company had approximately 222 full-time employees.

         The Company complies with local contract requirements in the respective geographic locations of particular jobs with respect to wages, fringe benefits and working conditions.

 ITEM 2.  PROPERTIES

         FMG's principal executive office is located at 1055 Washington Boulevard, Stamford, Connecticut 06901, and its telephone number is (203) 327-0900.

         FMG leases approximately 2,400 square feet in Stamford, Connecticut. Such lease is on a month-to-month term, at an annual rent of $51,000.

         FMG, through its various subsidiaries, currently leases one location in Poland with monthly rent of $2,400, two locations in Russia with monthly rents of $11,000 and $30,000, respectively, one location in the Czech Republic with a monthly rent of $4,500 and one location in the Ukraine with a monthly rent of $5,000.

         The Company believes that all of its facilities are adequate for the business in which it is engaged.

ITEM 3.  LEGAL PROCEEDINGS

         FMG is involved in various legal proceedings incidental to its business, and in the opinion of the Company, no individual item of litigation or group of similar items of litigation, taking into account the insurance coverage available to FMG, is likely to have a material adverse effect on FMG's financial condition.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

Not applicable.

                                     PART II
                                     -------

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

         The Common Stock is currently listed on the over-the-counter bulletin board ("OTCBB"). On March 31, 1999, there were approximately 70 holders of record of the Common Stock (excluding shares held in "nominee" or "street" name).

         The following table reflects the range of the reported high and low closing prices of Common Stock on the NYSE for the calendar quarters indicated. The information in the table and in the following paragraph has been adjusted to reflect retroactively all applicable stock splits and stock dividends but not the Reverse Split, except for the fourth quarter for the period commencing November 13, 1997 through December 31, 1997.

         The prices below reflect trading of the Common Stock on the NYSE through November 12, 1997. Subsequent to the delisting of the Common Stock from the NYSE, the prices below for the period from November 13, 1997 through the date hereof reflect trading of the Common Stock on the OTCBB.


1997:

First Quarter                             $     1/4             $   13/32
Second Quarter                                14/32                   1/8
Third Quarter                                 15/32                  3/32
Fourth Quarter from October 1,
1997 through November 12, 1997                  1/4                   1/8
Fourth Quarter from November 13,
1997 through December 31, 1997                4-1/4                 1-1/4

1998:

First Quarter                             $       3             $   23/64
Second Quarter                              1 19/64                 21/64
Third Quarter                                1 1/32                  9/64
Fourth Quarter                               1 3/16                   1/8

1999:

First Quarter                             $   13/16             $     1/8


The Company did not pay any dividends in 1997 or 1998.

ITEM 6.  SELECTED FINANCIAL DATA

FIRST MEDICAL GROUP, INC. & SUBSIDIARIES
Selected Financial Information
(in Thousands, Except For Per Share Data)

STATEMENT OF OPERATING DATA

                                                                Year Ended December 31,
                                         1994(1)(2)     1995(1)(2)         1996(1)(2)       1997(1)        1998(1)
                                         ----------     ----------       ----------      ---------       ---------
Revenue                                          --             --        $  6,660        $  9,019        $ 10,947
Cost of revenues                                 --             --           5,370           7,134           9,260
                                         ----------     ----------       ----------      ---------       ---------
Gross profit                                     --             --           1,290           1,885           1,687

Operating expenses:
    Salaries and related benefits .             --              --             391             700             905
    Other operating expenses                    --              --           1,532           1,256           1,247
    Impairment loss from
    intangibles                                 --              --            --             1,024            --
                                         ----------     ----------       ----------      ---------       ---------
Total operating expenses                        --              --           1,923           2,980           2,152
                                         ----------     ----------       ----------      ---------       ---------
Loss from operations                            --              --            (633)         (1,095)           (465)
Other expenses (income)                         --              --              55             198             167
                                         ----------     ----------       ----------      ---------       ---------
Loss before income taxes and
  cumulative effect of accounting
  change                                        --              --            (688)         (1,293)           (632)
Income tax provision (benefit) (3)              --              --            --               (63)           (473)
                                         ----------     ----------       ----------      ---------       ---------
Net (loss) before discontinued
 operations and cumulative effect
 of accounting change                           --              --            (688)         (1,230)           (159)
Income (loss) from
 discontinued operations net of
 income tax provision of $518,000         $    818        $   (364)          1,011          (8,240)          2,008
Cumulative effect of change in
 accounting principle net of
 income tax benefit of $29,099                  --              --              --              --            (940)
                                         ----------     ----------       ----------      ---------       ---------
Net income (loss)                         $    818        $   (364)       $    323        $ (9,470)       $    909
                                         ----------     ----------       ----------      ---------       ---------
                                         ----------     ----------       ----------      ---------       ---------
Net income (loss) per
 share before income
 (loss) from discontinued
 operations and cumulative
 effect of accounting principle               --              --          $   (.07)       $   (.13)       $   (.01)

Cumulative effect per share of
 change in accounting principle                                                                               (.10)

Income (loss) per
 share from discontinued
 operations                               $    .09        $   (.04)            .11            (.90)            .21
                                         ----------     ----------       ----------      ---------       ---------
Net income (loss)                         $    .09        $   (.04)       $    .04        $  (1.03)       $    .10
                                         ----------     ----------       ----------      ---------       ---------
                                         ----------     ----------       ----------      ---------       ---------
Pro forma fully diluted weighted
     average number of FMG shares
     currently outstanding (3)               9,021           9,021           9,021           9,202           9,496
Cash dividends as declared                $    117        $     38        $   --          $   --          $   --

Balance Sheet Data

Working capital                           $    972        $    227        $   (899)       $ (3,487)       $ (3,305)
Total assets                                   972             227           2,335           5,143           4,992
Current liabilities                           --              --             1,257           6,196           4,966
Stockholders' equity                           972             227             703          (1,054)             26
Book value per share-fully diluted        $    .11        $    .03        $    .08        $   (.11)       $   --


-------------------
(1) The financial statements of the Company for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been reclassified to reflect the managed care and electrical supply business as discontinued operations for financial reporting purposes.

(2) The selected financial data for the years ended December 31,1994 and 1995 has been derived from the audited combined financial statements of MedExec, Inc. and subsidiaries; SPI Managed Care, Inc., and SPI Managed Care of Hillsborough County, Inc. (collectively, "MedExec"). The data for 1996 has been derived from the 1996 consolidated financial statements of FMC.

(3) The amount of FMC stock issued and outstanding has been adjusted to reflect the exchange of 10,000 shares for 11,276,750 shares of the Lehigh Group, plus the conversion of the Preferred Stock and the 1-for-30 reverse stock split.

         On July 9, 1997 at a Special Meeting (the "Special Meeting") of stockholders of the Lehigh Group, Inc. ("Lehigh"), the stockholders of Lehigh approved the merger (the "Merger") pursuant to the terms of the Agreement and Plan of Merger dated as of October 29,1996 (the "Merger Agreement") among Lehigh, First Medical Corporation ("FMC") and Lehigh Management Corp., a wholly-owned subsidiary of Lehigh ("Merger Sub"). On the same day, Merger Sub was merged with and into FMC and each outstanding share of common stock of FMC (the "FMC Common Stock"), was exchanged for (i) 1,127.675 shares of Lehigh's Common Stock, par value $.001 per share ("Lehigh Common Stock"), and (ii) 103.7461 shares of Lehigh's Series A Convertible Preferred Stock, par value $.001 per share (the "Lehigh Preferred Stock"), each of which is convertible into 250 shares of Lehigh Common Stock and has a like number of votes per share, voting together with the Lehigh Common Stock.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In addition to historical information, this Management's Discussion and Analysis of Financial Condition and Results of Operations may include certain forward looking statements based on current management expectations. The Company's actual results could differ materially from those management expectations. Further description of the risks and uncertainties to the business are included in detail in Item 1 of this Form 10-K.

The following discussion should be read in conjunction with the consolidated financial statements, including the notes thereto, contained elsewhere in this 10-K.

The Company incurred substantial losses from operations relating to its physician practice management business ("managed care operations") in 1997 and through the first quarter of 1998. As a result, the Company adopted a formal plan to discontinue and dispose of its managed care operations. The decision to dispose of these operations was based upon the view of management that such operations would require substantial additional capital to sustain operating losses that would be continued to be incurred by the Company. The Florida managed care operation was sold in April 1998 and the Indiana and Texas managed care operations were sold in July 1998.

The Company also adopted a formal plan to divest its electrical supply business ("Hallmark"). The decision to dispose of Hallmark was based upon an assessment by management that the business did not meet the Company's operating strategy for development and expansion of its international healthcare operations.

RESULTS OF OPERATIONS - FMG
---------------------------

YEAR ENDED DECEMBER 31, 1998
COMPARED WITH YEAR ENDED
DECEMBER 31, 1997

         REVENUE. Revenue for the years ended December 31, 1998 and 1997 were $10.9 million and $ 9.0 million, an increase of $1.9 million or 21% due to the opening of two new clinics in Eastern Europe in late 1996 as well as increased patient visits. Total patient and dental visits in 1998 were 21,605 and 4,333, respectively, as compared to 18,805 and 3,246 in 1997, an increase of 14.9% and 33.5%, respectively.

         COST OF REVENUE. Cost of revenue for the years ended December 31, 1998 and 1997 were $9.3 million and $7.1 million, respectively. Cost of revenue as a percent of revenues were 85% and 79% for the year ended December 31, 1998 and 1997, respectively. The increase was related to increased staffing levels as a result of the increase in visits.

         OPERATING EXPENSES. Operating expenses for the years ended December 31, 1998 and 1997 were $2.2 million as compared to $3.0 million. Included in operating expenses in 1997 was a write-off of $1.0 million relating to the Lehigh merger. As a percent of revenues, operating expenses, excluding this write-off of intangibles in 1997 were 20% and 22% in 1998 and 1997, respectively.

         The cumulative effect of a change in accounting principle of $940,454 relates to the write-off of start-up costs of the Warsaw operation pursuant to the Accounting Standards Executive Board Statement of Position 98-5.

         INCOME (LOSS) FROM DISCONTINUED OPERATIONS. Income from discontinued operations for the year ended December 31, 1998 was $2.0 million as compared to a loss of $8.4 million for the year ended December 31, 1997. In 1998, the Company recorded a gain on the sale of discontinued operations of $4.1 million.

         INCOME TAX BENEFIT. Income tax benefit for the year ended December 31, 1998 was $473,000 as compared to a tax benefit of $63,000 for the year ended December 31, 1997. During 1998, the Company recorded a deferred tax asset of $577,000 due to the likelihood that the deferred asset would be realized in the near future.

         NET INCOME (LOSS). Net income for the year ended December 31, 1998 was $909,000 as compared to a loss of $(9.5) million for the year ended December 31, 1997. The increase in net income relates to those factors noted above.


YEAR ENDED DECEMBER 31, 1997
COMPARED WITH YEAR ENDED
DECEMBER 31, 1996

         REVENUE. Total revenue of FMG for the twelve months ended December 31, 1997 and 1996 were $9.0 million and $6.7 million, respectively, an increase of $1.3 million, or 19%. The increase is attributable to the opening of two new clinics in Eastern Europe in late 1996 as well as increased patient visits.

         COST OF REVENUE. Cost of revenue for the years ended December 31, 1997 and 1996 were $7.1 million and $5.4 million, respectively. Cost of revenue as a percent of revenues for the years ended December 31, 1997 and 1996 were 79% and 81%, respectively. The increase relates to the increase in staff as well as the increase in the number of clinics.

         OPERATING EXPENSES. Operating expenses for the years ended December 31, 1997 and 1996 were $3.0 million and $1.9 million, respectively. Included in operating expenses for the year ended December 31, 1997 was a write-off of intangibles of $1.0 million. Included in operating expenses for the year ended December 31, 1996 were preopening and development costs of $829,000 relating to the two new clinics.

         INCOME (LOSS) FROM DISCONTINUED OPERATIONS. Loss from discontinued operations for the year ended December 31, 1997 was $(8.2) million as compared to income of $1.0 million for the year ended December 31, 1996.

         INCOME TAX. Income tax benefit for the year ended December 31, 1997 was $63,000.

         NET (LOSS) INCOME. Net loss for the twelve months ended December 31, 1997 was $(9.5) million compared to net income of $.3 million for the same period in 1996. The decrease in net income relates to those factors noted above.

LIQUIDITY AND CAPITAL RESOURCES

         Cash and cash equivalents at December 31, 1998 was $909,000 as compared to $1,421,000 at December 31, 1997. During 1998, the Company divested its managed care and electrical supply operations. These divestitures resulted in a gain recorded on the sales of discontinued operations of $4.7 million. The proceeds from these sales were used to repay the existing bank loans ($3.6 million), repay Humana on certain outstanding obligations ($1.35 million), fund operating losses on discontinued operations and settlement of certain obligations with former employees and shareholders of the Company ($2.1 million).

         Cash and cash equivalents at December 31, 1997 was $1,421,000 as compared to $124,000 at December 31, 1996.

         Net cash provided by operating activities was $92,000 for the year ended December 31, 1998. Net cash used in investing activities was $6.6 million which related mainly to capital expenditures. Net cash provided by financing activities was $(2.9) million which related primarily to the repayment of the Company bank debt. Cash used in discontinued operations for the year ended December 31, 1998 was $(4.4) million.

         As of December 31, 1998, the Company had no outstanding lines of credit.

         The Company believes that cash flow from existing operations will be sufficient to satisfy its contemplated cash requirements through the first quarter of the Year 2000. The Company's long term capital requirements beyond 1998 will depend on many factors , including but not limited to, the rate at which the Company expands its business. To the extent that the funds generated from operations are insufficient to fund FMG's activities in the short or long term, FMG would need to raise additional funds through public or private financing. No assurance can be given that additional financing would be available or that , if available, it will be available on terms favorable to FMG.

         The Company is in default in the payment of interest (approximately $968,400 interest was past due as of December 31, 1998) on the $390,000 aggregate principal amount of its 13 1/25 Senior Subordinated Notes due May 15, 1998 ("13 1/2% Notes") and 14 7/8% Subordinated Debentures due October 15, 1995 ("14 7/8% Debentures") that remain outstanding and were not surrendered to the Company in connection with its financial restructuring consummated in 1991. The Company has been unable to locate the holders of the 13 1/2% Notes and 14 7/8% Debentures (with the exception of certain of the 14 7/8% Debentures, which were retired during 1996).

         The working capital of the company is a deficit of $3.3 million. Included in this deficit are notes payable and accrued interest of approximately $1.4 million which the company believes will ultimately not be paid. The company is currently reviewing the legal status of the matter to determine its obligation given that the note holders cannot be located.

YEAR 2000

         The Company is aware of the issues related with computer systems that could be affected by the "Year 2000." The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year.

         The Company primarily uses general business applications that are licensed by the same vendor. It is expected that these applications will be year 2000 compliant. Should such systems not be 2000 year compliant, the Company believes that reasonable manual alternatives are available to produce such data. The Company believes that such cost to perform these tasks are not considered to be material.

         The Company is in the process of identifying those vendors that it relies on to supply diagnostic tests results relating to patient testing and to a small group of third-party payors. The Company intends to send inquires to these vendors and third party payors to ascertain compliance.

         Based upon the information currently available, the Company believes that its risk associated with problems arising from year 2000 issues is not significant. However, because of the many uncertainties associated with year 2000 issues, and because the Company's assessment is necessarily based upon information from third-party payors and suppliers, there can be no assurance that the Company's assessment is correct or as to the materiality or effect of any failure of such assessment to be correct. The Company will continue with its review process as described above and make modifications as deemed necessary under the circumstances.

EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

         During 1998, the Accounting Standards Executive Board issued the Statement of Position 98-5 ("the SOP"), Reporting on the Costs of Start-Up Activities. The SOP requires that costs of start-up activities and organization costs to be expensed as incurred. Prior to 1998, the Company incurred $940,454, net of income tax benefit of $29,099 as cost related to its start-up operations. The Company has reflected this amount in the consolidated statement of income for the year ended December 31, 1998 as a cumulative effect of a change in accounting principle as required by the SOP.

         In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Company's consolidated financial statements are required to include comprehensive income disclosures beginning with the first quarter of fiscal year 1998. Restatement of prior period information are to be made for comparative purposes. Effective January 1, 1998, the Company adopted this pronouncement. The Company believes that the adoption of this pronouncement did not have a material effect on the Company's results of operations or financial condition.

         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. The Company has adopted SFAS No. 131 as of January 1, 1998. The Company believes that the adoption of SFAS No. 131 will not have a material effect on the Company's results of operations or financial condition.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company currently does not use derivatives and therefore believes that this new pronouncement will not have a material effect on its results of operations or financial condition.

IMPACT OF INFLATION

         Inflation has not had a significant impact on the Company's operations over the past three years.

IMPACT OF EUROPEAN ECONOMY

         Over recent years, Russia has undergone substantial political, economic and social change. As an emerging market, Russia does not possess a well-developed business infrastructure which generally exists in a more mature free market economy. As a result, operations carried out in Russia involve significant risks, which are not typically associated with those in developed markets. Instability in market reform could subject the Group or its investments to unpredictable changes in the basic business infrastructure under which they currently carry out their operations. Uncertainties regarding the political, economic, legal, tax or regulatory environment, including the potential for adverse changes in any of these factors, could significantly affect the Group's ability to operate commercially. It is not possible to estimate what changes may occur or the resulting effect of any such changes on the Company's financial condition or future results of operations.

         It is not clear what action the Russian government will take as a result of the current economic situation. Further, it is not possible to determine the future effect a continuation of the economic crisis may have on the Group's liquidity and earnings, including the effect on transactions with the Company's suppliers. While the ultimate outcome of this matter cannot presently be determined, management believes that this situation will not have a material adverse impact on the financial condition of the Company. As a result, the financial statements do not include any adjustments that may result from these uncertainties. Related effects, if any, will be reported in the financial statements as they become known and estimable.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Incorporated by reference to Note 2(k) of the financial statements attached hereto.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         See pages F-1 through F-14 and page S-1 of this Form 10-K, which are incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The information regarding the dismissal of BDO Seidman, LLP ("BDO") as its certifying accountant in December 1998 and engagement of Arthur Anderson, LLP as its new certifying accountants is incorporated by reference to FMG's Form 8-K filed with the Securities and Exchange Commission on December 9, 1998.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The table set forth below sets forth information with respect to the directors and executive officers of the Company. Dennis A. Sokol, Elliot H. Cole, Richard Berman and George Rountree are currently directors of the Company and will serve as directors until the next annual meeting of stockholders of the Company (or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal).

DIRECTORS AND EXECUTIVE OFFICERS

NAME                                AGE                       CURRENT POSITION
----                                ---                       ----------------
Dennis A. Sokol                     53                        Chairman  of  the  Board,   Chief  Executive
                                                              Officer  and  Director  of the  Company  and
                                                              Chairman  of the Board  and Chief  Executive
                                                              Officer of FMC
Elias M. Nemnom                     48                        Senior Vice  President  and Chief  Financial
                                                              Officer of the Company
Elliot H. Cole                      65                        Vice  Chairman of the Board and  Director of
                                                              the Company
Richard Berman                      53                        Director of the Company
George Rountree                     62                        Director of the Company

         Mr. Sokol has been a Director and Chairman of the Board and Chief Executive Officer of the Company since the Merger, which was consummated on July 9, 1997. Mr. Sokol has served as the Chairman of the Board and Chief Executive Officer of FMC since its formation in January 1996. Prior to the formation of FMC, Mr. Sokol was Chairman of AMC, Inc. Prior to January 1995, Mr. Sokol served as the Chairman of the Board and Chief Executive Officer of Hospital Corporation International, Plc., the former international division of Hospital Corporation of America, Inc., which entity owned and operated hospitals and primary care facilities in the United Kingdom, Central and Eastern Europe, the Middle East and Pacific Rim, and American Medical Clinics, Ltd. In all, Mr. Sokol has over thirty years experience in the medical services industry.

         Mr. Nemnom has been the Chief Financial Officer of the Company since December 1998. He had previously been the Chief Financial Officer of FMC from May 1996 until the merger in July 1997. Prior to joining FMC, from March 1995 to April 1996, Mr. Nemnom served as the Chief Financial Officer of MedE America Corporation, an electronic data interchange company. From December 1985 to January 1995, Mr. Nemnom served as the Chief Financial Officer of Medserv Corporation. Before joining Medserv, Mr. Nemnom was a Senior Manager at Deloitte & Touche for over ten years specializing in the healthcare industry. Mr. Nemnom is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Healthcare Financial Management Association.

         Mr. Cole has been a Director of the Company since July 1997 and has served as the Co-Vice Chairman of FMC's Board of Directors since its formation in January 1996. Mr. Cole is a senior partner in the law firm of Patton Boggs LLP, Washington, D.C., a firm of approximately 250 lawyers. Mr. Cole has practiced corporation law and has been engaged in Federal matters for more than thirty-five years. Mr. Cole has served as a trustee of Boston University since 1977 as well as being a member of numerous corporate and not-for-profit boards.

         Mr. Berman has been a Director of the Company since August 1997. Since 1995, Mr. Berman has been the President of Manhattanville College. From 1991 to 1994 he was employed by Howe-Lewis International, initially as President of North America division and subsequently as President and Chief Executive Officer. He also is a director of HCIA, Inc., Health Insurance Plan of Greater New York and the Independent College Fund and a member of the Special Advisory Panel on Empire Blue Cross/Blue Shield and the New York State Council on Health Care. He has served on the Board of Directors for Lillian Vernon since 1997.

         Mr. Rountree has been a Director of the Company since December 1998. Mr. Rountree has been Chief Executive Officer of American Hospital of Istanbul since 1991 and prior to that he was Chief Operating Officer. From 1987 to 1990, Mr. Rountree was Project Manager of the International Hospital in Istanbul, Turkey and President of Multi-Care Health Corporation and Quadrus International from 1979 to 1990. Prior to 1979 Mr. Rountree was an Administrator at the Methodist Hospital in Houston, Texas. Mr. Rountree is a fellow of the American College of Healthcare Executives.

         All directors will serve until the annual meeting of stockholders of the Company and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. Officers are elected annually by the Board of Directors and serve at the discretion thereof.

ITEM 11.  EXECUTIVE COMPENSATION

         The following table sets forth a summary of compensation awarded to, earned by or paid to the Chief Executive Officer and the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 ("Named Executive Officers") for services rendered in all capacities to the Company during each of the years ended December 31, 1998, 1997 and 1996:

                                        Summary Compensation Table

                                                ANNUAL COMPENSATION

                                                                                             Long Term
                                                                                        Compensation Awards
                                                                                       Securities Underlying
                                                                       Other Annual     Options (Number of        All Other
Name And Principal Position     Year       Salary         Bonus      Compensation (1)         Shares)           Compensation
---------------------------     ----       ------         -----      ----------------         ------            ------------
Dennis Sokol (3)             1998         $300,000          0               0                 500,000            $47,781(2)
                             1997         $296,800          0               0                    0               $57,980(2)
                             1996         $267,200          0               0                    0               $29,790(2)

Robert Bruno (4)             1998         $120,000          0               0                    0                $8,400(5)
                             1997         $120,000                                                                $7,200(5)
                             1996         $120,000                                                                $7,200(5)

------------------------------
(1) As to each individual named, the aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.
(2) Represents premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officer or the Company, health insurance benefits and auto allowance.
(3) During 1998, 1997 and 1996, Mr. Sokol was employed by FMC as a result of the reorganization among MedExec Inc., American Medical Clinics, Inc. and FMC.
(4) Mr. Bruno became employed with the Company in 1983. As of October 1, 1998, Mr. Bruno was no longer employed by the Company.
(5)      Represents auto allowance paid by Company to the Named Executive
         Officer.

COMPENSATION OF DIRECTORS

         Executive directors receive no compensation; however, each non-executive director is entitled to receive annually shares of Common Stock with a fair market value of $10,000. During 1998, the non-executive directors each received 10,000 shares of the Company's Common Stock.

OPTIONS

         In 1998 525,000 options were granted to the executive officers of the Company named in the Summary Compensation Table or to other employees of the Company. Additionally, non-executive officer directors were granted on aggregate 425,000 stock options in 1998. In July 1997, the Board of Directors established a Stock Option Plan (the "Stock Option Plan") and the Incentive Compensation Plan (the "Incentive Compensation Plan").

                                                                                                 Potential Realizable
                                                                                                        Value
                                                                                                At Assumed Annualized
                                                                                                 Rates of Stock Price
                                                                                                   Appreciation for
                                                  Individual Grants                                 OPTION TERM(1)
                        ----------- ------------ ---------------- -------------- ------------- ----------------------
                                                   % of Total
                                                     Options
                                     Number of     Granted to      Exercisable
                         Date of      Options     Employees in      Price Per     Expiration
         Name            Grant(2)     Granted      Fiscal Year        Share          Date          5%           10%
         ----            --------     -------      -----------        -----          ----          --           ---
Dennis J. Sokol          12/17/98     500,000          95%           $0.120        12/31/02

(1) "Potential Realized Value" is disclosed in response to the SEC's rules which require such disclosure for illustration purposes and is based on the difference between the potential market value of shares issuable upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted by stockholders as, representations or projections of future value of the Common Stock or of the stock price.

         No options were exercised by the executive officers of the Company named in the Summary Compensation Table during the fiscal year ended December 31, 1998. The following table sets forth the number and dollar value of options held by such persons on December 31, 1998, none of which were "in the money" at December 31, 1998.

AGGREGATED OPTION EXERCISES IN
1998 AND YEAR-END OPTIONS

Number of Unexercised Options and Warrants at

YEAR-END

NAME                       Exercisable               Unexercisable
----                       -----------               -------------
Dennis Sokol               500,000                              --

Robert Bruno                 8,333                              --


THE STOCK OPTION PLAN

         The purpose of the Stock Option Plan is to advance the Company's interests by providing additional incentive to attract and retain in the employ of the Company and its subsidiaries, qualified and competent persons to provide management services, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. The Stock Option Plan provides for the grant of incentive stock options and nonqualified stock options within the meaning of
Section 422 of the Internal revenue Code of 1986, as amended (the "Code"), as well as stock appreciation rights ("Rights") with respect to stock options and restricted stock ("Restricted Stock") awards.

         The Stock Option Plan, which is administered by the Compensation Committee of the Board of Directors of the Company (but can also be administered directly by the Board of Directors), currently authorizes the issuance of a maximum of 500,000 shares of Common Stock (on a post Reverse Split basis), which may be newly issued shares or previously issued shares held by any subsidiary of the Company. If any award under the Stock Option Plan terminates, expires unexercised or is cancelled, the shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance pursuant to the grant of new awards.

         The purchase price of each share of Common Stock purchasable under an incentive option granted under the Stock Option Plan is to be determined by the Compensation Committee at the time of grant, but is to not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted; PROVIDED, HOWEVER, that with respect to an optionee who, at the time such incentive option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries, the purchase price per share is to be at least 110% of the fair market value per share on the date of grant. The term of each option is to be fixed by the Compensation Committee, but no option is to be exercisable more than five years after the date such option is granted.

         The aggregate fair market value, determined as of the date the incentive option is granted, of shares of Common Stock for which incentive options are exercisable for the first time to any optionee during any calendar year under the Stock Option Plan (and/or any other stock options plans of the Company or any of its subsidiaries) shall not exceed $100,000. The aggregate number of shares of Common Stock subject to options granted under the Stock Option Plan granted during any calendar year to any one director is not to exceed that number of shares as equals ten percent of the outstanding shares of the Company for which options may be granted under the Stock Option Plan.

         The Compensation Committee shall have the authority to grant Rights with respect to all or some of the shares of Common Stock covered by any option, which Rights may be granted together with or subsequent to the grant of the option. Rights entitle the holder to cash equal to the difference between an Offer Price Per Share (as defined in the Stock Option Plan) and the exercise price of the related option if shares of Common Stock representing 20 percent or more of the aggregate votes of the Common Stock voting together as a single class. If a Right is exercised, the related Option is terminated, and if an option terminates or is exercised, the corresponding Right terminates.

         In addition, the Compensation Committee shall have the authority to award Restricted Stock which entitles the recipient to acquire, at no cost or for a purchase price determined by the Compensation Committee, shares of Common Stock subject to such restrictions and conditions as the Compensation Committee may determine at the time of grant. Conditions may be based on continuing employment and/or achievement of pre-established performance goals and objectives. A recipient of Restricted Stock shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such other conditions contained in the written instrument evidencing the Restricted Stock. However, generally Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, and, generally, upon the termination of the recipient's employment with the Company, the Company shall have the right, at the discretion of the Compensation Committee, to repurchase such Restricted Stock at its purchase price. Nonetheless, once the pre-established performance goals, objectives and other conditions have been attained, such shares of Restricted Stock shall no longer be Restricted Stock and shall be deemed "vested" and will be freely transferable.

         The Board of Directors may amend, suspend or terminate the Stock Option Plan, except that no amendment may be adopted that would impair the rights of any optionee without his consent. Further, no amendment may be adopted which, without the approval of the stockholders of the Company, would (i) materially increase the number of shares issuable under the Stock Option Plan, except as provided in itself, (ii) materially increase the benefits accruing to optionees under the Stock Option Plan, (iii) materially modify the eligibility requirements for participation in the Stock Option Plan, (iv) decrease the exercise price of an incentive option to less than 100% of the fair market value per share of Common Stock on the date of grant or the exercise price of a nonqualified option to less than 80% of the fair market value per share of Common Stock on the date of grant, or (v) extend the term of any option beyond that provided for in the Stock Option Plan.

         The Compensation Committee may amend the terms of any option previously granted, prospectively or retroactively, but no such amendment may impair the rights of any option without his consent. The Compensation Committee may also substitute new options for previously granted options, including options granted under other plans applicable to the participant and previously granted options having higher option prices, upon such terms as it may deem appropriate.

         The number of shares of Common Stock available under the Stock Option Plan and the terms of any option or other award granted thereunder are subject to adjustment in the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the shares of Common Stock, if the Compensation Committee determines that such event equitably requires such an adjustment.

         As of March 1, 1999, there were no options outstanding under the Stock Option Plan and no Restricted Stock had been awarded.

INCENTIVE COMPENSATION PLAN

         The purpose of the Incentive Compensation Plan is to advance the Company's interests by providing additional incentives to those key employees of the Company who contribute the most to the growth and profitability of the Company and to encourage such key employees to continue as employees by making their compensation competitive with compensation opportunities in competing businesses and industries.

         The Incentive Compensation Plan, which is administered by the Compensation Committee of the Board of Directors (but can also be administered directly by the Board of Directors), authorizes the Compensation Committee to determine by March 15 of each year which key employees will be eligible in such year for incentive compensation pursuant to the Incentive Compensation Plan (the "Participants") and to establish targets for such fiscal year for the Company's earnings per share. If the targets are achieved then each Participant will receive (i) a cash bonus equal to 10% of his base salary for such year, (ii) an amount of Common Stock (the "Stock Bonus") determined by dividing 30% of his base salary by (50%) of the average of the high and low closing prices for the Common Stock during such year (or, if lower, 50% of the closing sales price on the last trading day of such year), and (iii) a cash payment sufficient to satisfy such participant's income tax liability with respect to his Stock Bonus. There is no maximum number of shares of Common Stock, which may be awarded under the Incentive Compensation Plan.

         The Compensation Committee may amend the Incentive Compensation Plan, except that no amendment may be adopted that would impair the rights of any Participant with respect to the year in which such amendment had been adopted.

         The Plan shall terminate on December 31, 2002 except for the delivery of shares of Common Stock and/or cash due to Participants with respect to such year.

         If, prior to the end of any Fiscal Year, a Participant's employment terminates on account of (i) death, (ii) retirement, (iii) total and permanent disability, or (iv) the Company's termination of the Participant without cause, the Participant will nonetheless remain eligible to receive amounts under the Incentive Compensation Plan for such year if the Participant shall have been an active, full-time employee for a period of at least two years preceding such termination. In all other cases, the Participant will be ineligible.

         As of December 31, 1998, no bonuses or stock have been awarded under the Incentive Compensation Plan.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth information on March 12, 1999 (except as otherwise noted below) with respect to each person (including any "group", as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company.

         Name of Address            Amount and Nature of          Percent
         Of Beneficial Owner        Beneficial Ownership (1)      Of Class
         -------------------        ------------------------      --------

General De Sante                                 2,047,860         21.40%
International PLC
4 Cornwall Terrace
London, NW 1 4QP
England

SAJH Partners                                1,595,021(2)          16.67%
1055 Washington Blvd.
Stamford, CT  06901

Dennis A. Sokol                                982,644 (3)         10.27%
1055 Washington Blvd.
Stamford, CT  06901

------------------------
(1) Except as otherwise indicated, each of the person listed above has sole voting and investment power with respect to all shares shown in the table as beneficially owned by such person.
(2) Dennis Sokol is the Managing Partner of SAJH Partners and has a 1% partnership interest in the partnership and consequently could be deemed under Rule 13D-3 of the Exchange Act to have beneficial ownership of such shares. Mr. Sokol disclaims ownership of all such shares other than as a result of his 1% partnership interest.
(3) Includes 500,000 options to purchase shares of Common Stock of the Company which are immediately exercisable.

SECURITY OWNERSHIP OF MANAGEMENT

The following table indicates the number of shares of Common Stock beneficially owned on March 12, 1999 by (i) each director of the Company, (ii) each of the executive officers named in the Summary Compensation Table set forth above and
(iii) all directors and executive officers of the Company as a group.

Amount and Nature of
Name Of Beneficial Owner            Beneficial Ownership (1)     Percent Of Class
------------------------            ------------------------     ----------------

Dennis A. Sokol (2)                            982,644                   10.27%
Elliot H. Cole (3)                             531,165                    5.55%
Richard Berman (4)                              60,000                     *
Robert A. Bruno (5)                             10,423                     *
All executive officers
and directors as a group (6)
(6 persons)                                  1,615,482                   16.89%

-------------------------
*        Less than 1%

(1) Except as otherwise indicated, each person listed above has sole voting and investment power with respect to all shares shown in the table.
(2) See notes 2 and 3 of the table under the caption "Security Ownership of Certain Beneficial Owners" above.
(3) Includes 200,000 options to purchase shares of Common Stock of the Company which are immediately exercisable.
(4) Includes 50,000 options to purchase shares of Common Stock of the Company which are immediately exercisable.
(5)      As of October 1, 1998, Mr. Bruno was no longer employed by the Company.
(6) Includes 25,000 and 6,250 options to purchase shares of Common Stock of the Company which are immediately exercisable and held by Messrs. Nemnom and Rountree, respectively.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         FMC and Dennis A. Sokol, the Chairman of the Board, Chief Executive Officer and Director of the Company and Chairman of the Board and Chief Executive Officer of FMC, have an oral agreement whereby FMC has agreed to pay Mr. Sokol an annual salary of $300,000 per year for his services as FMC's Chairman of the Board and Chief Executive Officer. In addition, at the discretion of the Compensation Committee of the Board of FMC, Mr. Sokol may be awarded an annual bonus. Mr. Sokol is also a shareholder of American Medical Clinics, which is a plaintiff in the following lawsuit:

HOSPITAL CORPORATION INTERNATIONAL, LTD. AND AMERICAN MEDICAL CENTERS, INC. VS. PEPSICO INC., Case Number 94CVS 888 Superior Court, Craven County, North Carolina

         On January 1, 1996, American Medical Clinics, Inc. ("AMC, Inc.") shareholders and MedExec shareholders entered into a Reorganization Agreement to form First Medical Corporation ("FMC"). As part of the Agreement, the AMC, Inc. shareholders did not assign its interest to include any recovery from the Litigation other than as stated below.

         In this lawsuit instituted by Hospital Corporation International, Ltd. and American Medical Centers Inc. against Pepsico Inc., and certain other parties about which AMC, Inc. has fully informed the FMC (the "Litigation"), FMC agreed to pay the ongoing legal fees and other expenses connected with the Litigation. If the Litigation is settled or otherwise brought to a successful conclusion, the proceeds of such settlement or other successful conclusion of the Litigation (the "Proceeds") will be shared as follows: (a) AMC, Inc. and FMC will first be reimbursed in full for their respective legal fees and expenses incurred in connection with the Litigation (the "Fees") or a pro rata share of the Fees incurred by each of them if the Proceeds are insufficient to reimburse AMC, Inc. and FMC for the Fees in full; and (b) the balance of the Proceeds will be shared on a proportionate basis between FMC and the former shareholders of AMC, Inc. The portion to be paid to FMC shall be a fraction, the numerator of which will be the amount of the Fees paid by FMC and the denominator of which will be the net Proceeds remaining after the reimbursement of the fees pursuant to subparagraph (a) above. The former shareholders of AMC, Inc. will receive the balance of the Proceeds.

         The Company and Elliot H. Cole, the Vice Chairman of the Board and Director of the Company, have an oral agreement whereby the Company has agreed to pay Mr. Cole a consulting fee of $60,000 per year for his services as the Company's Vice Chairman of the Board. Mr. Cole is a member of the law firm Patton Boggs, LLP which renders legal services to the Company and is representing the Plaintiff in the aforementioned Litigation discussed in this
Item 13.

         On April 17, 1998, the Company sold Hallmark which was a wholly-owned subsidiary of the Company to a certain member of management of the Company and certain members of management of Hallmark for a total sales price of $1.9 million. The purchase price of $1.9 million represented a cash payment of $750,000 and the assumption of $1.15 million of liabilities and a covenant not to compete by the member of management of the Company.

         Pursuant to a reorganization agreement, effective July 1, 1998, the American Medical Clinics Management Company, Ltd., a wholly-owned subsidiary of First Medical Group International, Ltd., which in turn is a wholly-owned subsidiary of the Company, acquired the stock of American Medical Clinics Moscow, Inc. and American Medical Clinics-St. Petersburg Ltd. ("AMC-CIS"). The shareholders of AMC-CIS are shareholders of the Company. The total consideration was approximately $1.3 million and represents accounts payable to AMCMC by AMC-CIS. Prior to the reorganization agreement, AMCMC had a management service agreement whereby AMC-CIS would provide medical services to AMCMC customers.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

                                                                                       Page
                                                                                       ----
     a.  (1)      Financial Statements
                  --------------------

                  The following financial statements are Included in Part II,
                  Item 8 of this Annual Report on Form 10-K:

                  The First Medical Group, Inc. ("FMG")
                  Report of Independent Public
                  Accountants as of December 31, 1998, 1997 and 1996                    F-1

                  Consolidated Balance Sheet, December 31, 1998 and 1997                F-2

                  Consolidated Statement of Operations,
                  Years Ended December 31, 1998, 1997 and 1996                          F-3

                  Consolidated Statement of Changes in
                  Shareholders' Equity (Deficit), Years
                  Ended December 31, 1998, 1997 and 1996                                F-4

                  Consolidated Statement of Cash Flows,
                  Years Ended December 31, 1998, 1997 and 1996                          F-5

                  Notes to Consolidated Financial
                  Statements for Years Ended December 31, 1998, 1997 and 1996           F-6 - F-14



     a.  (2)      SCHEDULE
                  --------

                  The following schedule for the Years Ended December 31, 1998 and 1997 are submitted herewith:

                  Schedule II - Valuation and Qualifying
                  Accounts                                                              S-1

                  All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

     a.  (3)      EXHIBITS
                  --------
                  The Exhibits to this Annual Report on Form 10-K are listed in the Exhibit Index annexed hereto and incorporated by
                  reference.

         (b)      REPORTS ON FORM 8-K
                  -------------------
                  There was no Form 8-K filed during the last quarter covered by this report.


                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        First Medical Group, Inc.



                                        By:  /s/ Dennis A. Sokol
                                             -------------------
                                                 Dennis A. Sokol
                                                 Chairman


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ Dennis A. Sokol     Chairman of the Board of Directors,      April 23, 1999
-------------------     President and Chief Executive Officer
Dennis A. Sokol

/s/ Elias M. Nemnom     Senior Vice President and                April 23, 1999
-------------------     Chief Financial Officer
Elias M. Nemnom

/s/ Elliot H. Cole      Director and Vice Chairman               April 23, 1999
------------------      of the Board
Elliot H. Cole

/s/ Richard Berman      Director                                 April 23, 1999
-------------------
Richard Berman

/s/ George Rountree     Director                                 April 23, 1999
-------------------
George Rountree

                                  INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
First Medical Group, Inc.:

We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of First Medical Group, Inc. (formerly known as First Medical Corporation) for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of First Medical Group, Inc. (formerly known as First Medical Corporation) for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                    /s/ KPMG LLP


Miami, Florida
March 25, 1997, except as to
 Note 2(i) which is as of
 November 12, 1997

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



First Medical Group, Inc.
Stamford, Connecticut


We have audited the accompanying consolidated balance sheet of First Medical Group, Inc. as of December 31, 1997, and the related consolidated statements of operations, shareholder's deficit and cash flows for the year then ended. We have also audited the schedule listed in the accompanying index for the same period. These financial statements have been restated to reflect the discontinued operations described in Note 3. These financial statements and schedule are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Medical Group, Inc., at December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also in our opinion, the schedule presents fairly, in all material respects, the information set forth therein for the year ended December 31, 1997.


New York, New York                                         /s/ BDO Seidman, LLP


March 27, 1998, except for Note 3
 which is as of July 16, 1998

                       Report of Independent Public Accountants




To the Shareholders of First Medical Group, Inc.:

We have audited the accompanying consolidated balance sheet of First Medical Group, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Medical Group, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

As explained in Note 2 to the consolidated financial statements, effective January 1, 1998, the Company changed its method of accounting for organization cost in accordance with Statement of Position 98-5, "Reporting on the Cost of Start-up Activities."

/s/ ARTHUR ANDERSEN LLP

New York, New York
April 9, 1999

                                FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS

                                                  ASSETS

                                                                                December 31,         December 31,
                                                                                    1998                 1997
                                                                                -------------      ---------------
Current assets:
  Cash and cash equivalents                                                      $   909,064          $1,421,250
  Accounts receivable, net of allowance for doubtful accounts of
     $53,696 and $877 at December 31, 1998 and 1997, respectively                    470,458              98,332
  Inventories                                                                        116,984                   -
  Due from related parties                                                                 -           1,139,760
  Prepaid expenses and other current assets                                          163,996              50,406
                                                                                ------------        ------------

    Total current assets                                                           1,660,502           2,709,748

Property and equipment, net                                                          603,433             170,281
Deferred tax asset                                                                   577,000                   -
Intangible assets, net                                                             2,079,369           2,014,170
Other assets                                                                          71,487             248,385
                                                                                ------------        ------------

                                                                                $  4,991,791        $  5,142,584
                                                                                ------------        ------------
                                                                                ------------        ------------

                              LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                                              $    852,237        $    278,497
  Accrued expenses                                                                 1,085,402             383,172
  Deferred revenue                                                                   689,404             731,372
  Notes payable to banks and others                                                1,358,444           3,998,733
  Net liabilities of discontinued operations                                         980,750             804,531
                                                                                ------------        ------------
    Total current liabilities                                                      4,966,237           6,196,305

Commitments and contingencies

Shareholders' equity (deficit):

  Capital stock, par value $.001; authorized shares 100,000,000; shares issued
     9,567,292 and 9,397,292 at December 31, 1998
      and 1997, respectively                                                           9,567               9,397
  Additional paid-in capital                                                       8,253,318           8,083,488
  Accumulated deficit                                                             (8,237,331)         (9,146,606)
                                                                                ------------        ------------
    Total shareholders' equity (deficit)                                              25,554          (1,053,721)
                                                                                ------------        ------------
                                                                                $  4,991,791        $  5,142,584
                                                                                ------------        ------------
                                                                                ------------        ------------






The accompanying notes are an integral part of these consolidated balance sheets.

                                FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            YEARS ENDED DECEMBER 31,
                                                                 1998                1997                1996
                                                                 ----                ----                ----
Revenues                                                    $  10,947,463       $   9,019,156      $   6,660,210
Cost of Revenues                                                9,260,360           7,134,408          5,370,624
                                                            -------------       -------------      -------------

     Gross Profit                                               1,687,103           1,884,748          1,289,586


Operating expenses:
   Salaries and related benefits                                  904,685             700,220            390,403
   General and administrative                                   1,019,597           1,040,582          1,397,970
   Impairment loss on intangibles                                      --           1,024,337                 --
   Depreciation and amortization                                  226,992             215,338            133,877
                                                            -------------       -------------      -------------
     Loss from operations                                        (464,171)         (1,095,729)          (632,664)

Interest expense, net                                            (167,170)           (196,887)           (55,523)
                                                            -------------       -------------      -------------

     Loss before (benefit) for income taxes                      (631,341)         (1,292,616)          (688,187)
Income tax benefit                                               (473,000)            (62,736)                --
                                                            -------------       -------------      -------------
     Loss from continuing operations before discontinued
       operations and cumulative effect to change in
       accounting principle                                      (158,341)         (1,229,880)          (688,187)

Discontinued operations:
Income (loss) from operations of discontinued managed care
  and electrical supply division                               (2,129,943)         (8,240,438)         1,011,899
Gain on disposal of managed care and electrical
  supply division                                               4,138,013                 --                  --
                                                            -------------       -------------      -------------
Income (loss) from discontinued operations, net of
  taxes of $518,000 in 1998                                     2,008,070          (8,240,438)         1,011,899

Cumulative effect of change in accounting principle,
  net of tax benefit of $29,099                                  (940,454)                 --                 --
                                                            -------------       -------------      -------------
   Net income (loss)                                        $     909,275       $  (9,470,318)     $     323,712
                                                            -------------       -------------      -------------
                                                            -------------       -------------      -------------

Income (loss) per share - basic and diluted
   Loss from continuing operations                          $        (.01)      $        (.13)     $        (.07)
   Cumulative effect of change in accounting principle               (.10)                 --                --
   Net income (loss) from discontinued operations                     .21                (.90)               .11
                                                            -------------       -------------      -------------
   Net income (loss)                                        $         .10       $       (1.03)     $         .04
                                                            -------------       -------------      -------------
                                                            -------------       -------------      -------------

Weighted average number of common shares outstanding -          9,495,566           9,202,117          9,021,400
   basic and diluted                                        -------------       -------------      -------------
                                                            -------------       -------------      -------------




The accompanying notes are an integral part of these consolidated financial statements.

                          FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                     FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                              Retained
                                           Number                                             Earnings            Total
                                             of                            Additional        Accumulated      Shareholder
                                           Shares      Common Stock      Paid-in Capital      (Deficit)     Equity (Deficit)
                                           ------      ------------      ---------------      ---------     ----------------

Balance, December 31, 1995                   1,500       $  1,500          $    1,200       $   224,595          $  227,295

FMC Corporate transaction                    8,500         (1,400)            225,995          (224,595)                 --

Capital contribution to AMCD                    --             --             152,490                --             152,490

Net income                                      --             --                  --            323,712            323,712
                                         ---------        --------          ----------       ------------        -----------

Balance, December 31, 1996                  10,000             100             379,685           323,712            703,497

Merger with Lehigh (recapitalization)    9,387,292           9,297           2,538,803                --          2,548,100

Capital contribution from GDS                   --              --           5,000,000                --          5,000,000

Capital contribution to AMCD                    --              --             165,000                --            165,000

Net loss                                        --              --                  --        (9,470,318)        (9,470,318)
                                         ---------        --------          ----------       ------------        -----------
Balance, December 31, 1997               9,397,292           9,397           8,083,488        (9,146,606)        (1,053,721)

Issuance of common stock                   170,000             170             169,830                --            170,000

Net income                                      --              --                  --           909,275            909,275
                                         ---------        --------          ----------       ------------        -----------
Balance, December 31, 1998               9,567,292        $  9,567          $8,253,318       $(8,237,331)        $   25,554
                                         ---------        --------          ----------       ------------        -----------
                                         ---------        --------          ----------       ------------        -----------









The accompanying notes are an integral part of these consolidated financial statements.

                                FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31
                                                                       ----------------------------------------------------
                                                                       1998                 1997                 1996
                                                                       ----                 ----                 ----
Cash flows from operating activities:
   Net income (loss)                                               $     909,275         $(9,470,318)         $   323,712
   Adjustments to reconcile net income (loss) to
     net cash provided by (used in) continuing
     operating activities:
       (Income) loss from discontinued operations                     (2,008,070)          8,240,438           (1,011,899)
       Depreciation and amortization                                     226,992             215,338              133,877
       Deferred taxes                                                   (577,000)                 --                   --
       Minority interest                                                      --                  --             (338,077)
       Impairment loss from intangibles                                       --           1,024,337                   --
       Non-cash compensation expenses                                    170,000                  --                   --
       Cumulative effect of change in accounting principle               940,454                  --                   --
       (Increase) decrease in assets, net of acquisitions:
         Accounts receivable                                              44,695             (92,522)              (5,810)
         Due from related parties, net                                  (125,702)           (977,431)            (162,329)
         Inventories                                                       5,677                  --                   --
         Prepaid expenses and other current assets                        21,777              98,274              (65,222)
         Intangibles and other assets                                    (15,589)           (451,308)          (1,320,275)
       Increase (decrease) in liabilities, net of acquisitions:
         Accounts payable and other accrued expenses                     661,859           1,255,616              186,974
         Deferred revenues                                              (162,417)            (75,104)             806,476
                                                                   -------------       -------------          ------------

         Net cash provided by (used in) continuing operating
           activities                                                     91,951            (232,680)          (1,452,573)
                                                                   -------------       -------------          ------------
Cash flows from investing activities:
   Capital expenditures                                                 (134,872)           (170,764)             (37,887)
   Organizational costs                                                       --            (386,975)            (414,841)
   Cash acquired in acquisitions                                         174,255             731,667                   --
   Net proceeds from sale of discontinued operations                   6,590,000                  --                   --
                                                                   -------------       -------------          ------------

         Net cash provided by (used in) investing activities of
          continuing operations                                        6,629,383             173,928             (452,728)
                                                                   -------------       -------------          ------------

Cash flow from financing activities:
   Proceeds from loans payable to banks                                       --          13,882,098              800,000
   Repayments of loans payable to banks                               (2,827,812)        (10,025,277)            (250,000)
   Proceeds from payable to stockholders                                      --             136,597              374,596
   Capital contribution from GDS                                              --           4,511,512
   Contribution to capital of AMCD                                            --                  --              152,490
                                                                   -------------       -------------          ------------
         Net cash provided by (used in) financing activities of
           continuing operations                                      (2,827,812)          8,504,930            1,077,086
                                                                   -------------       -------------          ------------

Cash provided by (used in) discontinued operations                    (4,405,708)         (7,149,242)             952,529
                                                                   -------------       -------------          ------------
(Decrease) Increase in cash and cash equivalents                        (512,186)          1,296,936              124,314
Cash and cash equivalents, beginning of the year                       1,421,250             124,314                   --
                                                                   -------------       -------------          -----------

Cash and cash equivalents, end of the year                         $     909,064       $   1,421,250          $   124,314
                                                                   -------------       -------------          ------------
                                                                   -------------       -------------          ------------
Supplemental disclosure of cash flow information
   Cash paid for interest                                          $      27,263       $     115,166          $    48,748
   Cash paid for income taxes                                            325,384              69,914               33,291


The accompanying notes are an integral part of these consolidated financial statements

                                FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                           FOR THE YEARS ENDED
                                     DECEMBER 31, 1998, 1997 and 1996

1.       ORGANIZATION AND OPERATION

First Medical Group, Inc. ("FMG" or the "Company") owns and operates medical clinic centers in Eastern Europe. The medical centers provide healthcare services to expatriates and other local nationals. The medical clinic centers are located in Moscow and St. Petersburg, Russia; Kiev, Ukraine; Prague, Czech Republic and Warsaw, Poland.

The consolidated financial statements include the accounts of FMG and its wholly-owned subsidiaries: First Medical Corporation ("FMC"); First Medical Group International, Ltd.; American Medical Clinics Management Company, Inc. ("AMCMC"); American Medical Clinics Management Company, Ltd. ("AMCMC BVI"), American Medical Clinics Development Corporation, Limited ("AMCD") and MedExec Inc. and subsidiaries ("MedExec"). All significant intercompany balances and transactions have been eliminated in consolidation.

Over recent years, Russia has undergone substantial political, economic and social change. As an emerging market, Russia does not possess a well-developed business infrastructure which generally exists in a more mature free market economy. As a result, operations carried out in Russia involve significant risks, which are not typically associated with those in developed markets. Instability in market reform could subject the Company or its investments to unpredictable changes in the basic business infrastructure under which they currently carry out their operations. Uncertainties regarding the political, economic, legal, tax or regulatory environment, including the potential for adverse changes in any of these factors, could significantly affect the Company's ability to operate commercially. It is not possible to estimate what changes may occur or the resulting effect of any such changes on the Company's financial condition or future results of operations.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

(a)      Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b)      Discontinued Operations

         The consolidated financial statements of the Company reflect the results of operations of the Company's Physician practice management and electrical supply divisions as discontinued operations for financial reporting purposes.

(c)      Cash and Cash Equivalents

         Cash and cash equivalents consist of demand deposits. For purposes of the consolidated financial statement, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(d)      Accounts Receivable

         Accounts receivable consist of amounts due the Company from insurance companies and individuals for services rendered. Accounts receivable are carried at net realizable value.

(e)      Inventories

         Inventories consist of medical and pharmacy supplies held for resale. Inventories are stated at the lower of cost or market using the first-in, first out basis to determine cost.

(f)      Property and Equipment

         Property and equipment are stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives ranging between 5 and 10 years. Amortization of leasehold improvements is provided over the term of each respective lease or the life of the asset, whichever is shorter.

(g)      Intangible Assets

         Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized over the expected periods to be benefited, ranging between 15 and 25 years. In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.
         The amount of impairment, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(h)      Income Taxes

         Income taxes are accounted for under the asset and liability method as required by Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets are measured using enacted rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i)      Earning Per Share

         The Company computes basic and diluted earnings per share in accordance with Statement of Financial Accounting Standard No. 128, "Earnings
         Per Share." Accordingly, basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and other stock equivalents. On July 9, 1997 the Company merged with the Lehigh Group, Inc. As a result of this merger and the conversion of Preferred Stock and the 1-for-30 reverse stock split on November 12, 1997, the Company had shares outstanding of 9,021,400 resulting in a net earnings per share of $.04 in 1996.

(j)      Revenue Recognition

         Fee-for-service revenue is reported at the estimated net realizable amount from patients and third-party payors as services are rendered. Fee-for-service revenues are derived from medical services rendered to patients and annual membership fees charged to individuals, families and corporate members. Membership fees are non-refundable and are recognized as revenue over a year period. Corporate members are also required to make an advance deposit based upon plan type, number of employees and dependents. The advance deposits are initially recorded as deferred income and then as revenue when services are provided. As the advance deposits are utilized, additional advance deposits are required to be made by corporate members.

(k)      Fair Value of Financial Instruments

         The carrying amount of financial instruments including cash and cash equivalents, account receivables, prepaid expenses and other current assets, accounts payable and accrued expenses, corporate deposits and notes payable approximate fair market value as of December 31, 1998 because of the short term maturities of these instruments.

(l)      Foreign Currency

         The financial statements of the Company's foreign subsidiaries are translated from their functional currency into the US dollar functional currency for consolidation and reporting purposes. Year-end rates of exchange are used to translate assets and liabilities and revenue and expense are translated at average monthly exchange rates prevailing during the year. The effect of translation adjustments does not have a material effect on the financial statements.

(m)      Change in Accounting Principle

         Prior to 1998, the Company capitalized certain costs relating to start-up operations. Pursuant to Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (the "SOP"), the Company recorded $940,454, net of tax benefit of $29,099 as the cumulative effect of the change in accounting principle relating to the write-off of such start-up costs. This amount is reflected in the consolidated statement of operations for the year ended December 31, 1998.

(n)      Recently Issued Accounting Pronouncements

         In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The Company's consolidated financial statements are required to include comprehensive income disclosures beginning with the first quarter of fiscal year 1998. Restatement of prior period information are to be made for comparative purposes. The adoption of this pronouncement did not have a material effect on the Company's results of operations or financial condition.

         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenue. Effective January 1, 1998 the Company adopted SFAS No. 131. The adoption of SFAS No. 131 did not have a material effect on the Company's results of operations or financial condition.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company currently does not use derivatives and therefore believes that this new pronouncement will not have a material effect on its results of operations or financial condition.

3.       DISCONTINUED OPERATIONS

         In April 1998, the Company's Board of Directors adopted a formal plan to discontinue its physician practice management division (the "PPM Division") and Hallmark Electrical Supplies Corp. (the "Electrical Supply Division"). Accordingly, this business has been accounted for as discontinued operations and the accompanying consolidated financial statements presented herein have been restated to report separately the net assets, net liabilities, operating results and net cash flows of these discontinued operations. The operations of the Electrical Supply Division ceased in April 1998; the operations of the PPM Division ceased in July 1998. The Company sold the net assets of both the PPM Division and Electrical Supply Division for aggregate gross proceeds of $9.5 million, which resulted in a net gain on the sales of approximately $4.1 million. The results of operations of the PPM Division and Electrical Supply Division are included in the consolidated statements of income under "Discontinued Operations".

         The income tax provision of $518,000 is net of an income tax benefit of approximately $1,186,000 recognized as a result of a decrease in the prior year valuation allowance.

         Summarized financial information for the discontinued operations is as follows:

                                                 Years Ended December 31,
                                             --------------------------------
                                             1998          1997          1996
                                             ----          ----          ----

         Revenue                            $19,632       $70,456       $46,354
                                            -------       -------       -------
                                            -------       -------       -------

         Net (loss) income                   $2,008       ($8,240)       $1,012
                                            -------       -------       -------
                                            -------       -------       -------

                                                              December 31,
                                                         ----------------------
                                                         1998              1997
                                                         ----              ----
         Current assets                                     -            $18,386
         Other assets                                      90              4,016
                                                       ------            -------
           Total assets                                     -             22,402
                                                       ------            -------

         Total Noncurrent Liabilities                  (1,071)           (23,207)
                                                       ------            -------

         Net liabilities of discontinued operations     $(981)             $(805)
                                                       ------            -------
                                                       ------            -------

4.       ACQUISITION

         Effective July 1, 1998, AMCMC BVI acquired the stock of American Medical Clinics Moscow, Inc. and American Medical Center-St. Petersburg Ltd. ("AMC-CIS"). The transaction was accounted for under the purchase method of accounting. The total purchase consideration was approximately $1.3 million and represented money owed to AMCMC by AMC-CIS. The excess of the purchase consideration over the fair value of net assets of AMC-CIS amounted to $848,108 and is being amortized on a straight-line basis over

         25 years. Prior to the acquisition, AMCMC had a management service agreement with AMC-CIS whereby AMC-CIS would provide medical services to AMCMC customers. As a result of the management agreement arrangement, in accordance with EITF 97-2, "Application of APB Opinion No. 16, Business Combinations," and FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries, to Physicians' Practice Entities and Certain Other Entities with Contractual Management Arrangements" ("EITF 97-2"), the Company has historically consolidated the results of operations of AMC-CIS. Consequently, the Company's December 31, 1998 statement of operations reflect AMC-CIS' results of operations for the twelve-months ended December 31, 1998.


5.       PROPERTY AND EQUIPMENT, NET

         Property and equipment at December 31, 1998 and 1997 consists of the following:

                                                                                1998                 1997
                                                                                ----                 ----

                  Medical, computer and office equipment                      $ 940,150             $176,016
                  Leasehold improvements                                        476,016               22,572
                                                                             ----------           ----------
                                                                              1,416,166              198,588
                  Less:  Accumulated depreciation and amortization             (812,733)             (28,307)
                                                                             ----------           ----------
                  Property and equipment, net                                 $ 603,433             $170,281
                                                                             ----------           ----------
                                                                             ----------           ----------

         Depreciation and amortization expense was $110,012, $26,931 and $11,439 for 1998, 1997, and 1996, respectively.

6.       INTANGIBLE ASSETS, NET

         Intangible assets net December 31, 1998 and 1997 consist of :

                                                                                1998                 1997
                                                                                ----                 ----

                  Goodwill                                                $   1,868,383             $1,020,275
                  Organization costs                                                  -                830,658
                  Other                                                         480,005                480,005
                                                                          -------------           ------------
                                                                              2,348,388              2,330,938
                  Less: Accumulated amortization                               (269,019)              (316,768)
                                                                          -------------           ------------
                  Intangible assets, net                                    $ 2,079,369            $ 2,014,170
                                                                          -------------           ------------
                                                                          -------------           ------------

         Amortization expense was $116,980, $188,406 and $122,438 for 1998, 1997 and 1996, respectively.

         The Company continually reevaluates the propriety of the carrying amount of goodwill as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and estimates of useful lives. As of December 31, 1998, the Company believed that no significant impairment of goodwill have occurred and that no reduction of the amortization periods is warranted.

         As discussed in Note 2, in accordance with Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), the Company wrote-off, net of tax benefit of $29,099, organization costs of $940,454. In accordance with SOP 98-5 the write-off has been accounted for as a cumulative change in accounting principle in the accompanying December 31, 1998 statement of operations.



         The Company recorded a $3.9 million impairment loss in 1997 resulting from the Company's merger with The Lehigh Group, Inc. in 1997, of which $2.9 million is included in discontinued operations.

7.       NOTES PAYABLE TO BANKS AND OTHERS

         Notes payable to banks and others at December 31, 1998 and 1997 were as follows:

                                                                                            1998             1997
                                                                                        -----------      ------------
         Subordinated Debentures - 14-7/8% interest rate                                $  290,000         $  290,000
         Senior Subordinated Notes -  13-1/2% interest rate                                100,000            100,000
         Accrued Interest                                                                  968,444            780,921

         Secured term loan for $537,812 bore interest at 1/2% above Prime
         (9.0% at December 31, 1997): The loan was secured by all shares of FMG common stock issued to FMC. Principal payments were made monthly with the balance due on October 1998. The $537,812 drawn under this loan was
         used to purchase Lehigh's stock in connection with the merger                        --              537,812

         Line of credit for $2,500,000 bore interest at 1/2% above prime
         (9.0% at December 31,1997). The line was secured by all of the assets of
         FMC and $500,000 is guaranteed by certain current and former officers of FMC. The amounts drawn under this line of credit were used primarily
         for working capital requirements                                                     --            2,290,000
                                                                                        -----------      ------------
                                                                                        $1,358,444         $3,998,733
                                                                                        -----------      ------------
                                                                                        -----------      ------------


         The Company is in default in the payment of interest (approximately $968,000 and $781,000 interest was past due as of December 31, 1998 and 1997, respectively) on the $390,000 aggregate principal amount of its 13-1/2% Senior Subordinated Debentures due May 15, 1998 ("13-1/2% Notes") and 14-7/8% Subordinated Debentures due October 15, 1995 ("14-7/8% Debentures") that remain outstanding and were not surrendered to the Company in connection with its financial restructuring consummated in 1991. The Company has been unable to locate the holders of the 13-1/2% Notes and 14-7/8% Debentures (with the exception of certain of the 14-7/8% Debentures, which were retired during 1996).

8.       RELATED PARTIES

         As of December 31, 1998, the Company had obligations to former officers and employees of the Company that amounted to approximately $290,000. This obligation is included in accrued expenses.

         The Company paid salaries or consulting fees to stockholders of approximately $610,000, $1,650,000 and $1,520,000 which is included in the consolidated statement of operations for the years ended December 31, 1998, 1997 and 1996.

         At December 31, 1997, the Company had amounts outstanding from the AMC clinics which is owned by certain current and former shareholders of FMC, under its management agreement with AMCMC, which totaled $1,139,760.

         The Chairman of the Board of Directors, President and Chief Executive Officer of the Company, while serving as Chairman of the Board of Directors of American Medical Centers Inc. ("AMC") prior to AMC's merger with MedExec and the formation of First Medical Corporation ("FMC") instituted a lawsuit, together with Hospital Corporation International, Ltd., against Pepsico Inc. and certain other parties (the "Litigation"). Presently, the Company, through its wholly-owned subsidiary FMC has agreed to pay the ongoing legal fees and other expenses connected to the Litigation. Expenses totaling approximately $191,000 have been incurred through December 31, 1998 and have been recorded as general and administrative expenses in the accompanying December 31, 1998 Statement of Operations. The Company's management estimates that additional legal fees and other related expenses approximating $75,000 will be incurred in future periods in connection with the Litigation. The Company's Board of the Directors will determine the extent to which these future expenses will be borne by the Company.

9.       INCOME TAXES

         The components of income/(loss) from continuing operations before income tax for the year ended December 31, 1998 is as follows:

                                                                1998
                                                                ----
         Domestic                                         $     (821,000)
         Foreign                                                 189,659
                                                          -----------------
         Total income/(loss) before income tax
         benefits, cumulative effect of changes in
         accounting principle, income from
         discontinued operations                          $     (631,341)
                                                          -----------------
                                                          -----------------


         The income tax effects of temporary differences that give rise to significant portions of deferred tax assets are presented as follows:

                                                        1998                              1997
                                                        ----                              ----
         Deferred Tax Assets:
              Alternative minimum tax credit       $  59,000                         $       --
              Net operating loss carryforward        519,000                          4,511,000

         Deferred Tax Liabilities                         --                                 --
                                                  -----------                         ----------

         Deferred tax asset/(liability)              578,000                          4,511,000
         Less: Valuation allowance                         0                          4,511,000
                                                  -----------                         ----------
         Net deferred tax asset/(liability)        $ 578,000                          $      --
                                                  -----------                         ----------
                                                  -----------                         ----------

         Taxable income for the year ended December 31, 1998 was substantially offset by the utilization of net operating loss carryforwards ("NOLs") from the year ended December 31, 1997. At December 31, 1998, The Company has NOLs of approximately $1,297,000 to offset future taxable income, which expire in 2112.

         Due to the Company's significant loss in 1997, no federal taxes have been provided in the accompanying consolidated statement of operations.

         The significant components of the income tax provision/(benefit) attributable to continuing operations for the years ended December 31, 1998 and 1997 are presented below:

                                                                1998                          1997
                                                                ----                          ----
         Current tax provision - domestic operations       $   (376,000)              $          0
         Deferred tax provision - domestic operations          (519,000)                         0

         Current tax provision - foreign operations             422,000                    267,291
         Write off of prior year deferred tax liability               0                   (112,500)
         Write off of prior year income taxes payable                 0                   (217,527)
                                                          ----------------            ---------------
         Net income tax benefit                            $   (473,000)               $   (62,736)
                                                          ----------------            ---------------
                                                          ----------------            ---------------

         The Company has not provided any U.S. deferred income taxes on foreign earnings due to its intent to permanently reinvest those earnings.

         The components of deferred income tax (benefit) are:

                                                                    1998
                                                                    ----


         NOL Carryforward                                       $(519,000)
                                                                ---------
         Deferred Tax Benefit                                   $(519,000)
                                                                ---------
                                                                ---------

         The difference between the actual income tax provision/(benefit) and the income tax provision computed by applying the statutory federal income tax rate to income from operations for the year ended December 31, 1998 is attributable to the following:

                                                                1998
                                                                ----
         Income tax provision/(benefit) at 34%                $  (215,000)
         Reduction in valuation allowance                        (519,000)
         State taxes net of federal                                74,000

         Foreign income taxes in excess of US Rate                 127,000
         Foreign income taxes of US entities                       138,000
         Other                                                     (78,000)
                                                          -----------------
         Income tax (benefit) provision                   $       (473,000)
                                                          -----------------
                                                          -----------------

         The domestic and foreign components of the income tax provision/(benefit) are as follows:

                                                                1998
                                                                ----
                                    Domestic              $  (895,000)
                                    Foreign                   422,000
                                                          -----------------
                                    Total                 $  (473,000)
                                                          -----------------
                                                          -----------------


10.      LEASES

         The Company has several noncancelable operating leases primarily for office space that expire throughout 2010. Future minimum lease payments required under noncancelable operating leases at December 31, 1998 are as follows (in thousands):

                              Year Ending
                              December 31,
                              ------------
                                  1999                               $  1,126
                                  2000                                   2,094
                                  2001                                   2,097
                                  2002                                   1,791
                                  2003                                   1,637
                                  Thereafter                             6,377
                                                                     ---------
                                  Total minimum lease payments       $  15,122
                                                                     ---------
                                                                     ---------

         Rental expense during 1998, 1997 and 1996 amounted to approximately $503,000, $663,000 and $259,000, respectively.

11.      COMMITMENTS AND CONTINGENCIES

         Legal Proceedings

         On September 16, 1998, The Lehigh Group, Inc., now known as First Medical Group, Inc. was sued along with other defendants in the United States District Court of Northern Ohio Western Division pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. The plaintiffs have alleged that the Company is the successor-in-interest to the Hilfinger Corporation (a defunct subsidiary of the Company) and claim that the Hilfinger Corporation arranged for the disposal or treatment of waste chemicals containing hazardous substances or arranged with a transporter for the transport for the disposal or treatment of such waste chemicals at one or more sites. The plaintiffs are seeking damages, jointly and severally, against the defendants in excess of $25 million. The occurrence was alleged to have taken place during the period of 1950 through 1972. The Company has put several insurance carriers on notice of this matter, however no determination has been made regarding whether there is insurance coverage. The plaintiffs have offered a settlement package of approximately $120,000. The Company has retained counsel in Ohio to defend this claim.

         On or about January 7, 1999, the United States Environmental Protection Agency ("USEPA") forwarded a demand to the Company and the other defendants for payment of USEPA's response costs at the various landfills in an aggregate amount of approximately $792,000. A tolling agreement was entered between USEPA and the Company, and other parties to toll the statute of limitations until August 1, 1999 to allow the parties to negotiate this demand. The demand asserts that the liability of the Company is joint and several. To date, to the knowledge of the Company's counsel handling this matter, no court action has been instituted by USEPA against the Company with respect to this matter.

         On or about June 26, 1998, the Company was sued in the United States District Court for the Southern District of Florida by plaintiffs who seek damages ranging between $150,000 and $200,000 in connection with the sale of stock in Dominion Healthnet, Inc. to the Company.

         Former employees of various subsidiaries of the Company have made claims against the Company related to monies allegedly due the former employees for accrued vacation and unpaid sick leave. The total amount claimed, inclusive of an asserted right to attorneys' fees, approximates $400,000.

         In December 1998 a claim was filed against the Company by a former employee who seeks approximately $50,000 plus attorneys' fees for breach of an employment contract.

         The Company will continue to vigorously defend itself against each of the lawsuits discussed above. In the opinion of management, the final resolution of such matters will not have a material adverse effect on the financial position and results of operations of the Company.

         Malpractice and Professional Liability Insurance

         The Company maintains professional liability insurance on a claims-made basis through December, 1999 including retroactive coverage for acts occurring since inception of its operations. Incidents and claims reported during the policy period are anticipated to be covered by the malpractice carrier. The Company intends to keep such insurance in force throughout the foreseeable future. At December 31, 1998, there are no asserted claims made against the Company that were not covered by the policy.

12.      SEGMENT INFORMATION

         The Company operates its medical clinics in Eastern Europe and derives all of its revenues from that region. None of the Company's revenues are concentrated in any customer that exceed 10% of its revenues.

13.      STOCK OPTION AND INCENTIVE COMPENSATION PLANS

         In July 1997 the Board of Directors established a Stock Option Plan (the "Option Plan") and the Incentive Compensation Plan (the "Incentive Plan").

         The Option Plan provides for the grant of incentive stock options and nonqualified stock options, as well as stock appreciation rights (the "Rights") and restricted stock awards. The Option Plan is authorized the issuance of up to 500,000 shares of Common Stock. No option is to be exercisable more than five years after the date of grant. The exercise price of an incentive stock option must be at least 100% of the fair market value of the Company's share at the date of grant, provided, however that with respect to an optionee who owns more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries, the exercise price must be at least 110% of the fair market value of the Company's share at the date of grant. The exercise price of a nonqualified stock option shall be determined by the Compensation Committee.

         The Compensation Committee shall have the authority to grant Rights with respect to all or some shares of Common Stock covered by any option, which entitle the holder to cash equal to the difference between the offer price (as will be determined by the Compensation Committee) and the exercise price of the related option. In addition, the Compensation Committee shall have the authority to award restricted stock, which entitles the recipient to acquire for a purchase price to be determined by the Compensation Committee, some shares of Common Stock subject to restrictions and conditions as the Compensation Committee may determine.

         The Incentive Plan provides for incentive compensation to participants in the form of cash, stock or cash and stock bonus, based on targets established by the Compensation Committee. There is no maximum number of shares of Common Stock, which may be awarded under the Incentive Plan. Incentive Plan shall terminate on December 31, 2002.

         At December 31, 1998 no options, stock bonus or other rights were granted under these plans.

         In December 1998, the Company's Board of Directors approved to grant of stock options to purchase up to 950,000 shares of common stock to certain officers and directors at an exercise price of $0.125, which was equal to the fair market value on the date of grant. These options may not be exercised after four years from the date of grant. 725,000 options were vested at the date of the grant. 225,000 options are exercisable ratably over a four-year period.

         The Company accounts for awards granted to employees and directors under APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been increased to the following pro forma amounts:

                                                                                  Year Ended
                                                                                 December 31,
                                                                                     1998
                                                                                     ----
         Net income:
              As reported..............................................           $ 909,275
              Pro forma................................................             873,462
         Basic and diluted income per share:
              As reported..............................................           $   0.10
              Pro forma................................................               0.09

         The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts as additional awards in future years are anticipated.

         Option activity for the year ended December 31, 1998 is as follows:

                                                                 NUMBER           WEIGHTED AVERAGE
                                                               OF SHARES           EXERCISE PRICE
         Options outstanding, December 31, 1997                         --                   --
              Granted...........................................   950,000                 0.125
              Canceled..........................................        --                   --
              Exercised.........................................        --                   --
                                                                        --                   --
                                                                   -------               -------
         Options outstanding, December 31, 1998                    950,000               $ 0.125
                                                                   -------               -------
                                                                   -------               -------



         The weighed average fair value of options granted is $0.05 for the year ended December 31, 1998. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998: risk-free interest rate of 4.6%; expected life of 2.5 years; expected volatility of 54% and expected dividend yield of 0%.

         The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                              NUMBER         WEIGHTED AVERAGE        WEIGHTED            NUMBER           WEIGHTED
            EXERCISE      OUTSTANDING AT        REMAINING            AVERAGE         EXERCISABLE AT       AVERAGE
              PRICE      DECEMBER 31, 1998   CONTRACTUAL LIFE     EXERCISE PRICE    DECEMBER 31, 1998  EXERCISE PRICE
          -------------- ------------------ -------------------  -----------------  ------------------ ---------------
             $0.125           950,000              2.5                $0.125             725,000           $0.125


FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
SCHEDULE II

                                     VALUATION AND QUALIFYING ACCOUNT
                                  YEARS ENDED DECEMBER 31, 1998 AND 1997

                                      (DOLLAR AMOUNTS IN THOUSANDS)

                                            BALANCE AT                         CHARGED TO       OTHER
                                           BEGINNING OF     ACQUISITION OF     COSTS AND     CHARGES AND    BALANCE AT
   DECEMBER 31,          DESCRIPTION           YEAR            AMC-CIS          EXPENSES       (DED'S)     END OF YEAR
 .................... .................... ................ ................. ............... ............. .............

       1998          Allowance for
                     doubtful accounts            $ 1              (30)             151          (68)            54
       1997          Allowance for
                     doubtful accounts            $ 1                -                3           (3)             1

                                                                         ANNEX D


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

                   Quarterly Report Under Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

      For Quarter Ended September 30, 1999.....Commission File Number 1-155

                            FIRST MEDICAL GROUP, INC.

             (Exact name of Registrant as specified in its charter)

              Delaware                                     13-1920670
   (State or other jurisdiction of                     (I.R.S. Employer
    Incorporation or Organization)                    Identification No.)

 1055 Washington Boulevard, Stamford, CT                     06901
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code  (203) 327-0900


               Former name, former address and former fiscal year,
                          if changed since last report

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

     NO                                                                   YES X

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                     Class Outstanding At November 12, 1999

Common Stock, par value $.001 per share           9,567,292    9,567,292


                   FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES

                                      INDEX

                                                                          Page
                                                                         Number
                                                                        --------

PART I.       FINANCIAL INFORMATION

  Item 1.     Financial Statements

              Consolidated Statements of Operations -
              Nine Months Ended September 30, 1999 and 1998....................1

              Consolidated Balance Sheets -
              September 30, 1999 and December 31, 1998.........................2

              Consolidated Statements of Changes in
              Shareholders' Equity

              Nine Months Ended September 30, 1999 and 1998....................3

              Condensed Consolidated Statements of Cash Flows -
              Nine Months Ended September 30, 1999 and 1998....................4

              Notes to Consolidated Financial Statements.....................5-6

  Item 2.     Management's Discussion and Analysis of
              Financial Condition and Results of Operations.................7-12

  Item 3.     Quantitative and Qualitative Disclosures about
              Market Risk.....................................................12

PART II.      OTHER INFORMATION

   Item 1.    Legal Proceedings............................................13-14

   Item 2.    Changes in Securities and Use of Proceeds.......................14

   Item 3.    Defaults upon Senior Securities.................................14

   Item 6.    Exhibits and Reports on Form 8-K.............................14-15

PART I - FINANCIAL INFORMATION

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)



                                             THREE MONTHS ENDED       NINE MONTHS ENDED
                                                SEPTEMBER 30,            SEPTEMBER 30,
                                          ----------------------  ----------------------
                                              1999        1998        1999        1998
                                          ----------  ----------  ----------  ----------
Revenue                                   $    2,472  $    2,788  $    8,169  $    8,253
Cost of revenue                                2,057       2,384       6,463       7,030
                                          ----------  ----------  ----------  ----------

         Income from clinic operations           415         404       1,706       1,223

Operating expenses:
Salaries and benefits                            273         144         674         550
General and administrative                       252         242         673         759
Depreciation and amortization                    100         128         291         193
                                          ----------  ----------  ----------  ----------
     Total operating expenses                    625         514       1,638       1,502

Income (loss) from operations                   (210)       (110)         68        (279)
Interest income (expense),  net                   25         (31)         45        (128)
                                          ----------  ----------  ----------  ----------
Income (loss) before income tax provision       (185)       (141)        113        (407)
Income tax provision (credit)                   (179)         60         (40)        387
                                          ----------  ----------  ----------  ----------
Income (loss) from continuing operations
before discontinued operations                    (6)       (201)        153        (794)

Discontinued operations:
Income (loss) from operations of
 discontinued managed care
 and electrical supply division                 (180)         (1)        270      (1,983)
Gain on disposal of managed care
 and electrical supply division                   --         977          --       4,646
                                          ----------  ----------  ----------  ----------
Income from discontinued operations             (180)        976         270       2,663
Extraordinary income on write-off of
 accrued interest, net of taxes
 of $170,000                                     254          --         254          --
Cumulative effect of change in
 accounting principle                             --          --          --        (970)
                                          ----------  ----------  ----------  ----------
Net income                                $       68  $      775  $      677  $      899

Income per share - basic and diluted:

Income (loss) from continuing operations  $       --  $     (.02) $      .02  $     (.08)
Income from discontinued operations             (.02)        .10         .02         .28
Extraordinary income on write-off
  of accrued interest                            .03          --         .03
Cumulative effect of change in
 accounting principle                             --          --          --        (.10)
                                          ----------  ----------  ----------  ----------
Income per share                          $      .01  $      .08  $      .07  $      .10

Weighted average number of common
shares outstanding-basic and diluted       9,567,292   9,567,292   9,567,292   9,454,581



See accompanying notes to consolidated financial statements.

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN THOUSANDS OF DOLLARS)



                                                SEPTEMBER 30, 1999     DECEMBER 31, 1998
                                                ------------------     -----------------
                         ASSETS

Current assets:
  Cash and cash equivalents                           $  610                $  909
  Accounts receivable, net of allowance
    for doubtful accounts of $91,000
    and $54,000 at September 30, 1999
    and December 31, 1998, respectively                  533                   471
  Inventories                                            105                   117
  Prepaid expenses and other current assets              493                   164
                                                      ------                ------

         Total current assets                          1,741                 1,661

Property and equipment, net                            1,293                   603
Deferred tax asset                                       549                   577
Intangible assets, net                                 2,225                 2,079
Other assets                                              77                    72
                                                      ------                ------

         TOTAL                                        $5,885                $4,992

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                    $  970                $  852
  Accrued expenses                                     1,328                 1,085
  Deferred revenue                                       843                   689
  Notes payable and accrued interest payable           1,117                 1,359
  Net liabilities of discontinued operations             506                   981
                                                      ------                ------

         Total current liabilities                     4,764                 4,966

Notes payable to shareholders and
   related parties                                       418                    --

Commitments and contingencies

Shareholders' equity:
  Common stock, par value $.001; authorized
     shares100,000,000; shares issued 9,567,292
     at September 30, 1999 and December 31, 1998          10                    10

Additional paid-in-capital                             8,253                 8,253
Accumulated deficit                                   (7,560)               (8,237)
                                                     -------               -------
       Total shareholders' equity                        703                    26
                                                     -------               -------

       TOTAL                                         $ 5,885               $ 4,992



See accompanying notes to consolidated financial statements.


                                       2.

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES OF
   SHAREHOLDERS' EQUITY (DEFICIT)
(IN THOUSANDS OF DOLLARS)
(UNAUDITED)


                                                                                      Total
                               Number of    Common    Additional     Accumulated   Shareholders'
                                Shares      Stock   Paid-in Capital   (Deficit)   Equity (Deficit)

                               ---------   -------  ---------------  -----------  -----------------
Balance, December 31, 1997     9,397,292    $   9      $ 8,084        $(9,147)      $ (1,054)

Issuance of common stock         170,000        1          169             --            170

Net income                            --       --           --            899            899
                               ---------    -----      -------        -------       --------

Balance, September 30, 1998    9,567,292    $  10      $ 8,253        $(8,248)      $    15
                               =========    =====      =======        =======       =======


Balance, December 31, 1998     9,567,292    $  10      $ 8,253        $(8,237)      $    26

Net income                            --       --           --            677           677
                               ---------    -----      -------        -------       -------

Balance, September 30, 1999    9,567,292    $  10      $ 8,253        $(7,560)      $   703
                               =========    =====      =======        =======       =======



See accompanying notes to consolidated financial statements.


                                       3.

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(IN THOUSANDS OF DOLLARS)
(UNAUDITED)


                                                              Nine Months Ended
                                                                September 30,
                                                           -----------------------
                                                             1999          1998
                                                           --------     ----------


Cash flows from operating activities:

Net income                                                 $ 677        $     899

Adjustments to reconcile net income
  to net cash used in
  continuing operating activities:

Depreciation and amortization                                291              193
Extraordinary income from write-off
  of accrued interest                                       (254)
Cumulative effect of change in accounting
  principle                                                   --              970
Noncash compensation                                          --              170
Decrease in due from affiliates                               --            1,140
Decrease in deferred tax asset                                28              --
Increase in intangibles and other assets                    (263)            (993)
(Decrease) increase in net liabilities
  of discontinued operations                                (475)             550
Other changes, net                                           (35)             (49)
                                                           ------           ------

Net cash (used in) provided by continuing operating
   activities                                               ( 31)           2,880

Capital expenditures                                        (868)            (523)

Financing activities:

  Proceeds from loans from shareholders and related
       parties                                                600            --
  Repayment of loan payables and others                        --          (2,689)
                                                            ------         -------

  (Decrease) in cash and cash equivalents                    (299)           (332)

  Cash and cash equivalents, beginning of year                909           1,421
                                                             -----          -----
  Cash and cash equivalents, end of the period               $610          $1,089
                                                             =====         ======



See accompanying notes to consolidated financial statements.

                                                        4.

FIRST MEDICAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       BASIS OF PRESENTATION

The financial information for the three months and nine months ended September 30, 1999 and 1998 is unaudited. However, the information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair statement of results for the interim periods.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in First Medical Group, Inc.'s ("the Company") December 31, 1998 Report on Form-10K.

The results of operations for the three month and nine month period ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.

2.       NOTES PAYABLE TO SHAREHOLDERS AND RELATED PARTIES

Effective October 1, 1999, the Company entered into an agreement with certain shareholders and related parties to borrow $655,000. The agreement provides that the Company will repay these borrowings on a monthly basis over a 3 year period with 9% interest per annum. In exchange for providing these funds to the Company, the Company issued 1,637,500 of warrants that may be exercised at $.25 per share for one share of common stock of the Company.

                                       5.

3.       EARNINGS PER SHARE

Earnings per share is calculated by dividing net income by weighted average number of common shares for the period. Dilutive earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options and other stock equivalents. For the periods presented, there were no common stock equivalents included in the calculation, since they would be anti-dilutive.

4.       SUPPLEMENTARY SCHEDULE


                                           1999              1998
                                               (in thousands)
                                              ---------------
  Cash paid during the nine months
  ended September 30, for:
  Interest                                  $  --             $  37
  Income taxes                                134               387




                                       6.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL

         Statements made in this filing about management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause future results to vary materially from current expectations include, but are not limited to competition in the health care industry, legislation and regulatory changes, changes in the economy and stability in the international markets in which the Company operates.

FINANCIAL CONDITION

CASH AND CASH EQUIVALENTS.  At September 30, 1999, the Company had cash of
$ 610,000 as compared to $ 909,000 at December 31, 1998. The decrease in cash and cash equivalents relates primarily to $323,000 of payments made by the Company relating to prepaid rent and $613,000 of leasehold improvements for the new Moscow clinic facility offset by $600,000 of proceeds received from certain shareholders and related parties. The new facility is scheduled to open in the fourth quarter of 1999.

PREPAID EXPENSES AND OTHER CURRENT ASSETS. Prepaid expenses and other current assets at September 30, 1999 was $ 493,000 million as compared to $164,000 at December 31, 1998. The increase in prepaid expenses and other current assets of $329,000 relates mainly to prepaid rent deposits of $323,000 made by the Company in connection with the construction of the new Moscow facility.

INTANGIBLE ASSETS. Intangible assets at September 30, 1999 was $2,225,000 as compared to $2,079,000 at December 31, 1998. The increase relates primarily to a non-compete agreement entered into with a former employee of the Company amounting to approximately $258,000. This amount is being amortized over a period of five (5) years.

NOTES PAYABLE AND ACCRUED INTEREST PAYABLE. Notes payable and accrued interest payable at September 30, 1999 was $1,117,000 as compared to $1,359,000 at December 31, 1998, a decrease of $242,000. The decrease is attributable to the write-off of accrued interest of $254,000 (net of taxes of $170,000) relating to the 13 1/2% Notes and 14 7/8% Debentures due to the expiration of the statute of limitation on the past due amounts outstanding. This amount is offset by approximately $182,000 of current maturities on the notes payable to shareholders and related parties.

NET LIABILITIES OF DISCONTINUED OPERATIONS. Net liabilities of discontinued operations at September 30, 1999 was $506,000 as compared to $981,000 at December 31, 1998. The decrease in net liabilities is due to the settlement of certain claims relating to discontinued operations which occurred during the first nine months of 1999.

                                       7.

NOTES PAYABLE TO SHAREHOLDERS AND RELATED PARTIES. Notes payable to shareholders and related parties as September 30, 1999 was $600,000 of which $ 182,000 is classified in the balance sheet as a current liability. Effective October 1, 1999, the Company entered into an agreement with certain shareholders and related parties to loan $655,000 to the Company. The Company is required to repay this amount over a 36 month period with 9% interest per annum. In exchange for these loans, the Company issued 1,637,500 of warrants that may be exercised at $.25 per share for one share of common stock of the Company.

RESULTS OF OPERATIONS
  THIRD QUARTER OF 1999 IN COMPARISION
  WITH THIRD QUARTER OF 1998

         REVENUE. Total revenue of the Company for the three months ended September 30, 1999 and 1998 was $2.5 million and $2.8 million, respectively, a decrease of 11.3%. Patient and dental visits for the three months ended September 30, 1999 were 4,613 and 1,033 respectively, as compared to 5,170 and 1,018 for the three months ended September 30, 1998. This represents a decrease of 557 patient visits or 10.8% and an increase of 15 dental visits or 1.5% for the third quarter of 1999 as compared to the third quarter of 1998. This decrease is primarily attributable to the Company's outdated facility in Moscow, Russia. As a result, the Company is in the process of constructing a new inpatient and outpatient facility in Moscow.

         COST OF REVENUES. Cost of revenues for the three months ended September 30, 1999 and 1998 was $2.1 million and $ 2.4 million, respectively. Cost of revenues as a percentage of revenue, was 83.2% and 85.5% for the three months ended September 30, 1999 and 1998, respectively. The decrease relates to a reduction of staffing levels as a result of the decrease in the number of visits.

         OPERATING EXPENSES. Operating expenses for the Company were $625,000 during the three months ended September 30, 1999 as compared to $ 514,000 in 1998. Operating expenses as a percentage of revenue was 25.3% in 1999 as compared to 18.4% in 1998. Included in operating expenses for the three months ended September 30, 1999 was approximately $33,000 of additional salary expense incurred in connection with the construction of the new facility and $13,000 of additional amortization expense relating to the amortization of the non-compete agreement.

         (LOSS) INCOME FROM DISCONTINUED OPERATIONS. Loss from discontinued operations for the three months ended September 30, 1999 was $180,000 as compared to income of $ 976,000 for the three months ended September 30, 1998. Included in income from discontinued operations for the three months ended September 30, 1998 was a gain of $ 977,000 resulting from the sale of the Indiana and Texas managed care operations.

                                       8.

         EXTRAORDINARY INCOME ON WRITE-OFF OF ACCRUED INTEREST. The Company has reflected the write-off of past due accrued interest of $254,000, net of taxes of $170,000, on the 13 1/2% Senior Subordinated Notes and 14 7/8% Subordinated Debentures as extraordinary income in the consolidated statement of operations for the three months ended September 30, 1999. The past due interest relates to notes and debentures that remained outstanding and were not surrendered to the Company in connection with its financial restructuring consummated in 1991. The Company has been unable to locate the holders of these notes and debentures. The write-off of the past due accrued interest reflects the Company's view that this obligation is no longer a liability of the Company since the statute of limitations has expired in which a claim based upon such notes and debentures could have been presented.

         NET INCOME. Net income for the three months ended September 30, 1999 was $68,000 as compared to $ 775,000 in the third quarter of 1998 due to the factors noted above.


RESULTS OF OPERATIONS
  FIRST NINE MONTHS OF 1999 IN COMPARISION
  WITH FIRST NINE MONTHS OF 1998

         REVENUE. Total revenue of the Company for the nine months ended September 30, 1999 and 1998 was $8.2 million and $8.3 million, respectively, a decrease of 1%. Patient and dental visits for the nine months ended September 30, 1999 were 14,606 and 3,165 respectively, as compared to 16,187 and 3,262 for the nine months ended September 30, 1998. This represents a decrease of 1,581 patient visits or 9.8% and 97 dental visits or 3.0%, for the first nine months of 1999 as compared to the first nine months of 1998. This decrease is primarily attributable to the Company's outdated facility in Moscow, Russia. As a result, the Company is in the process of constructing a new inpatient and outpatient facility in Moscow. Included in revenues for the nine months ended September 30, 1999 was $232,000 relating to reimbursement of legal fees and other expenses paid on behalf of the Hospital Corporation International, Ltd. and American Medical Centers, Inc. litigation.

         COST OF REVENUES. Cost of revenues for the nine months ended September 30, 1999 and 1998 was $6.5 million and $7.0 million, respectively. Cost of revenues as a percentage of revenue, was 79.1% and 85.2% for the nine months ended September 30, 1999 and 1998, respectively. The decrease relates to a reduction of staffing levels as a result of the decrease in the number of visits.

         OPERATING EXPENSES. Operating expenses for the Company were $1,638,000 during the nine months ended September 30, 1999 as compared to $ 1,502,000 in 1998. Operating expenses as a percentage of revenue was 20.1% and 18.2%, respectively, in 1999 and 1998.Included in operating expenses in 1999 is approximately $75,000 of additional salary expense incurred in connection with the construction of the new facility and $39,000 of additional amortization expense relating to the amortization of the non-compete agreement.

                                       9.

         INCOME FROM DISCONTINUED OPERATIONS. Income from discontinued operations for the nine months ended September 30, 1999 was $270,000 as compared to $2.7 million for the nine months ended September 30, 1998. The income from discontinued operations for the nine months ended September 30, 1999 relates primarily to the settlement of certain claims relating to discontinued operations. Included in income from discontinued operations for the nine months ended September 30, 1998 was a net gain of $2.7 million resulting from the sale of the Company's managed care and electrical supply business.

         EXTRAORDINARY INCOME ON WRITE-OFF OF ACCRUED INTEREST. The Company has reflected the write-off of past due accrued interest of $254,000, net of taxes of $170,000, on the 13 1/2% Senior Subordinated Notes and 14 7/8% Subordinated Debentures as extraordinary income in the consolidated statement of operations for the three months ended September 30, 1999. The past due interest relates to notes and debentures that remained outstanding and were not surrendered to the Company in connection with its financial restructuring consummated in 1991. The Company has been unable to locate the holders of these notes and debentures. The write-off of the past due accrued interest reflects the Company's view that this obligation is no longer a liability of the Company since the statute of limitations has expired in which a claim based upon such notes and debentures could have been presented.

         CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE. The cumulative effect of a change in accounting principle of $ 970,000 reflected in the consolidated statement of operations during the nine months ended September 30, 1998 relates to the write-off of start-up costs of certain operations pursuant to Statement of Position 98-5.

         NET INCOME. Net income for the nine months ended September 30, 1999 was $ 677,000 as compared to $899,000 for the nine months ended September 30, 1998 due primarily to the factors noted above.


LIQUIDITY AND CAPITAL RESOURCES

         The working capital of the Company as of September 30, 1999 is at a deficit of $3.0 million as compared to $3.3 million as of December 31, 1998. Cash and cash equivalents at September 30, 1999 was $610,000 as compared to $909,000 at December 31, 1998, a decrease of $299,000. The decrease in cash results from capital expenditures of $868,000 primarily for the new Moscow facility and $31,000 of cash flow used in operations, offset by $600,000 of borrowings from shareholders and related parties. Included in the working capital deficit as of September 30, 1999 are the notes payable and accrued interest of approximately $ 934,000 of which the Company is unable to locate the note holders.

                                       10.

         The Company is in default on the payment of interest (approximately $544,000 interest was past due as of September 30, 1999) on the $390,000 aggregate principal amount of its 13 1/2 % Senior Subordinated Notes due May 15, 1998 ("13 1/2 % Notes) and 14 7/8% Subordinated Debentures due October 15, 1995, ("14 7/8% Debentures") that remain outstanding and were not surrendered to the Company in connection with its financial restructuring consummated in 1991. The Company has been unable to locate the holders of the 13 1/2% Notes and 14 7/8% Debentures (with the exception of certain of the 14 7/8% Debentures, which were retired during 1996). The Company has determined that $254,000, net of taxes of $170,000 of the past due accrued interest is no longer an obligation of the Company since the statute of limitations has expired in which a claim based upon such notes and debentures could have been presented. Accordingly, the Company has written off this amount and has reflected it as extraordinary income in the consolidated statement of operations in the three months and nine months ended September 30, 1999.

         As of September 30, 1999, the Company does not have any existing lines of credit. In order to complete the new Moscow facility, the Company intends to obtain additional financing from certain of its shareholders.

YEAR 2000

         The Company is aware of the issues related with the computer systems that could be affected by the "Year 2000." The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. This could cause those systems to process and record information incorrectly or possibly fail to function in the year 2000.

         The Company primarily uses general business applications on a PC-based system that are licensed by the same vendor. It is expected that these applications will be Year 2000 compliant. Should such systems not be Year 2000 compliant, the Company believes that reasonable manual alternatives are available to produce such data. The Company believes that such cost to perform these tasks are not considered to be material. The Company is in the process of installing a new billing and scheduling system for its clinic operations. Such system is Year 2000 compliant.

         The Company is in the process of identifying those vendors that it relies on to supply diagnostic test results relating to patient testing and to a small group of third-party payors. The Company has sent inquires to these vendors and third-party payors to ascertain compliance and has obtain assurances from certain of these vendors that they are Year 2000 compliant. However, certain vendors did not reply or cannot provide Year 2000 compliant services and as a result the Company may need to locate alternative sources for goods and services.

         The Company believes that the most reasonably likely worse case scenario with respect to the Year 2000 issues is the possibility that medical equipment and systems used to diagnosis patients will result in the Company experiencing difficulty in providing proper treatment to patients. In addition, the Company also deals with numerous client customers and insurance companies and such Year 2000 issues may result in delays in payment to the Company for services rendered which could adversely affect the Company's results of operations and liquidity.

                                       11.


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         The Company believes that it is taking reasonable and adequate measures to address Year 2000 issues. However, there can be no assurance that the Company's information systems, medical equipment and other systems will be Year 2000 compliant by December 31, 1999, or that suppliers and third-party insurance payors are, or will be Year 2000 compliant, or that the cost required to address the Year 2000 issue will not have a material adverse effect on the Company's business, financial condition or results of operations. The Company's clinic operations are located in Eastern European countries. To the extent that the Year 2000 problems affect the Company's ability to provide adequate patient care, the Company may cease providing such services to patients. In addition, failures of the banking system, basic utility providers, telecommunication providers and other services as a result of Year 2000 problems, could have a material adverse effect on the ability of the Company to conduct its business.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         There has been no material change in the quantitative and qualitative disclosures about market risk since December 31, 1998.

                                       12.


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                           PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

1. On September 16, 1998, The Lehigh Group, Inc., now known as First Medical Group, Inc. was sued along with other defendants in the United States District Court of Northern Ohio Western Division pursuant to the Comprehensive Environmental Response, Compensation and Liability Act. The plaintiffs have alleged that the Company is the successor-in-interest to the Hilfinger Corporation (a defunct subsidiary of the Company) and claim that the Hilfinger Corporation arranged for the disposal or treatment of waste chemicals at one or more sites. The Company disputes that it is such successor-in-interest. The plaintiffs are seeking damages, jointly and severally, against the defendants in excess of $25 million. The occurrence was alleged to have taken place during the period of 1950 through 1972. The Company has put several insurance carriers on notice of this matter, however no determination has been made regarding whether there is insurance coverage. The Company has retained counsel in Ohio to defend this claim.

         On or about January 7, 1999, the United States Environmental Protection Agency ("USEPA") forwarded a demand to the Company and the other defendants for payment of USEPA'S response costs at the various landfills in an aggregate amount of approximately $792,000. A tolling agreement was entered between USEPA and the Company, and other parties to toll the statute of limitations until August 1, 1999 to allow the parties to negotiate a settlement. The demand asserts that the liability of the Company is joint and several. To date, to the knowledge of the Company's counsel handling this matter, no court action has been instituted by USEPA against the Company with respect to this matter. Accordingly, if this matter is adversely determined, it could have a material adverse effect on the Company's financial condition.

2. On or about June 26, 1998, the Company was sued in the United States District Court for the Southern District of Florida by plaintiffs who seek damages in connection with the sale of stock in Dominion Healthnet, Inc. The plaintiffs claim they are entitled to this amount based upon a buy-out agreement the plaintiffs entered into with First Medical Corporation (a subsidiary of the Company) when the plaintiffs sold their interest in Dominion Healthnet, Inc., to First Medical Corporation. In September 1999, the Company reached an agreement with the plaintiffs to settle this claim for $165,000.

3. In 1998 a claim was asserted against the Company by former consultants to the Company alleging the Company's obligation to pay approximately $50,000 and provide further consulting contracts to the claimants. Subsequent to September 30, 1999, the Company and the claimants have reached an agreement in principal pursuant to which this claim will be withdrawn in exchange for the issuance to the claimants of 300,000 shares of the Company's common stock.

                                       13.

4. In 1998, a number of former employees of the Company and its affiliates presented claims against the Company in State Court, Miami, Florida, claiming in excess of $300,000 for vacation and sick pay, together with benefits and attorneys' fees. The Company has settled with the majority of the plaintiffs for approximately $30,000.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

Effective October 1, 1999, the Company entered into an agreement with certain shareholders and related parties to borrow $655,000. The agreement provides that the Company will repay these borrowings on a monthly basis over a 3 year period with 9% interest per annum. In exchange for providing these funds to the Company, the Company issued 1,637,500 of warrants that may be exercised at $.25 per share for one share of common stock of the Company.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

The Company continues to be in default in the payment of interest (approximately $544,000 interest is past due as of September 30, 1999) on the $390,000 principal amount of 13 1/2% Notes and 14 7/8% Debentures.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

No reports on Form 8-K were filed during the quarter ended September 30, 1999.

EXHIBITS

3.1 Restated Certificate of Incorporation and Amendments thereto (incorporated by reference to the Registrant's Annual Report on Form 10-K filed on April 16, 1998).

3.2 Certificate of Amendment to Restated Certificate of Incorporation dated November 12, 1997 (incorporated by reference to the Registrant's Proxy Statement dated October 29, 1997).

3.3 Form of Certificate of Designation of the Series A Convertible Preferred Stock (incorporated by reference to Appendix B of the Registrant's Proxy Statement contained in Pre-Effective Amendment No. 5 to the Registrant Registration Statement on Form S-1 (previously Form S-4) dated June 26, 1997).

3.4 Amended and Restated By-Laws of the Registrant, as amended to date (incorporated by reference to Exhibit 3 (ii) to the Registrant's Current Report on Form 8-K dated July 17 1996).

4.1 Form of Indenture, dated as of October 15, 1985, among Registrant, NICO, Inc. and J. Henry Schroder Bank & Trust the Registrant, as Trustee, including therein the form of the subordinated debentures to which such Indenture relates (incorporated by reference to Exhibit 4
         (a) to the Registrant's Current Report on Form 8-K dated November 7,
         1985).

                                       14.


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4.2      Amendment to Indenture dated as of March 14, 1991 (incorporated by reference to Exhibit (b) (2) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

4.3 Indenture dated as of March 15, 1991 (the "Class B Note Indenture") among the Registrant, NICO, the guarantors signatory thereto, and Continental Stock Transfer and Trust the Registrant, as Trustee, to which the 8% Class B Senior Secured Redeemable Notes due March 15, 1999 of NICO were issued together with the form of such Notes (incorporated by reference to Exhibit 4 (i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990).

4.4 First Supplemental Indenture dated as of May 5, 1993 between NICO and Continental Stock Transfer & Trust the Registrant, as trustee under the Class B Note Indenture (incorporated by reference to Exhibit 4 (h) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).

4.5 Form of indenture between the Registrant, NICO and Shawmut Bank, N.A., as Trustee, including therein the form of Senior Subordinated Note due April 15, 1998 (incorporated by reference to Exhibit 4 (b) to Amendment No. 2 to the Registrant's Registration Statement on Form S-2 dated May 13, 1988).

10.0 Employment Agreement, dated as of April 1, 1999, by and between American Medical Centers Management Company, Ltd. and George D. Rountree (incorporated herein by reference to Exhibit 10.0 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

11.0 Statement re: computation of per share earnings (incorporated herein by reference to the notes to consolidated financial statements).

27.0     Financial Data Schedule

                                       15.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     FIRST MEDICAL GROUP, INC.

                                     By: /s/ Elias M. Nemnom

                                     Elias M. Nemnom
                                     Senior Vice President and
                                       Chief Financial Officer

Dated:  November 15, 1999

                                       16.